Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of September, 2005, is made by and between Tower Bancorp, Inc., a Pennsylvania corporation (“Tower”), and FNB Financial Corporation, a Pennsylvania corporation (“FNB”).

BACKGROUND

1.                                       FNB owns directly all of the outstanding capital stock of The First National Bank of McConnellsburg, a national banking association (“Bank”).

2.                                       Tower owns directly all of the outstanding capital stock of First National Bank of Greencastle, a national banking association (“Greencastle”).

3.                                       Tower and FNB desire for FNB to merge with and into Tower, with Tower surviving the merger, in accordance with the applicable laws of the Commonwealth of Pennsylvania and this Agreement.

4.                                       As a condition and inducement to Tower to enter into this Agreement, the directors, certain officers, and shareholders with ownership interests in excess of ten percent (10%) of FNB are each concurrently executing a Voting Agreement in the form attached hereto as Exhibit A (the “Voting Agreement”).

5.                                       Each of the parties, by signing this Agreement, adopts it as a plan of reorganization as defined in IRC Section 368(a), and intends the Merger to be a reorganization as defined in IRC Section 368(a).

6.                                       Tower and FNB desire to provide for certain undertakings, conditions, representations, warranties, and covenants in connection with the transactions contemplated hereby and governing the transactions contemplated herein.

AGREEMENT

NOW THEREFORE, in consideration of the premises and of the mutual covenants, agreements, representations and warranties herein contained, the parties, intending to be legally bound hereby, agree as follows:

ARTICLE I – GENERAL

Section 1.01 - Definitions.

As used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

Acquisition Proposal has the meaning given to the term in Section 5.06 of this Agreement.

Affiliate means, with respect to any corporation, any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the corporation and, without limiting the generality of the foregoing, includes any executive officer, director or 10% equity owner of the corporation.

Aggregate Cash Consideration means the number of shares of FNB Common Stock to be converted into the right to receive the Cash Consideration on the Effective Date.

Aggregate Common Stock Consideration means the number of shares of FNB Common Stock to be converted into the right to receive the Common Stock Consideration on the Effective Date.

Aggregate Merger Consideration means the sum of the Aggregate Cash Consideration and the Aggregate Common Stock Consideration.

Agreement means this Agreement and Plan of Merger, including any amendment or supplement hereto.

Application means an application for regulatory approval, which is required by the Contemplated Transactions.

Articles of Merger mean the articles of merger to be executed by Tower and FNB and to be filed with the PDS, in accordance with the provisions of the BCL.

Average Closing Price means the arithmetic average of the per share last prices for Tower Common Stock as quoted on the OTC Bulletin Board, calculated to four decimal places, for each trading day during the Determination Period immediately preceding the Determination Date.  For the purposes of this Agreement, the last price for each day shall be the last price as quoted as of the end of a trading day on www.otcbb.com.

Bank has the meaning given to such term in the Background Section of this Agreement.

BCL means the Pennsylvania Business Corporation Law of 1988, as amended.

BHC Act means the Bank Holding Company Act of 1956, as amended.

Business Day means any day other than (i) a Saturday or Sunday or (ii) a day on which Greencastle or Bank is authorized or obligated by law or executive order to close.

Cash Consideration has the meaning given to the term in Section 2.02(a)(ii) of this Agreement.

Cash Election means an Election to receive the Cash Consideration with respect to all or a portion of a holder’s shares of FNB Common Stock.

Cash Election Shares has the meaning given to the term in Section 2.02(b)(ii) of this Agreement.

CERCLA means the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended.

Closing has the meaning given to the term in Section 1.02(a) of this Agreement.

Closing Date means the date on which the last condition precedent provided in this Agreement (other than those conditions which are to be fulfilled at the closing) has been fulfilled or waived, or as soon as practicable thereafter.

Common Stock Consideration has the meaning given to the term in Section 2.02(a)(i) of this Agreement.

Common Stock Election means an Election to receive the Common Stock Consideration with respect to all or a portion of a holder’s shares of FNB Common Stock.

Common Stock Election Shares has the meaning given to the term in Section 2.02(b)(i) of this Agreement.

Contemplated Transactions means all of the transactions contemplated by this Agreement, including: (a) the merger of FNB with and into Tower, with Tower surviving such merger; and (b) the performance by Tower and FNB of their respective covenants and obligations under this Agreement.

Costs has the meaning given to the term in Section 5.08(c)(iv)(A) of this Agreement.

CRA means the Community Reinvestment Act of 1977, as amended, and the rules and regulations promulgated from time to time thereunder.

Determination Date means the Business Day which is three (3) Business Days immediately prior to the Closing Date.

Determination Period means the fifteen (15) trading days ending on the Determination Date.

Dissenting FNB Shares has the meaning given to the term in Section 2.05(a) of this Agreement.

Dissenting Tower Shares has the meaning given the term in Section 2.06 of this Agreement.

Effective Date means the date upon which the Articles of Merger shall be filed in the PDS and shall be the same as the Closing Date or as soon thereafter as is practicable.

Election means either a Common Stock Election, a Cash Election or a Mixed Election.

Election Deadline means 5:00 p.m., prevailing Eastern Time, on the day that is five (5) Business Days prior to the Closing Date.

Election Form means a form, in such form as Tower and FNB shall mutually agree, on which holders of FNB Common Stock shall make an Election.

Environmental Law means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Regulatory Authority relating to (i) the protection, preservation or restoration of the environment, including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource, and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated for the protection of human health, safety or the environment, whether by type or by quantity, including any material containing any such substance as a component.

ERISA means the Employee Retirement Income Security Act of 1974, as amended and the regulations promulgated thereunder.

Exchange Act means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereunder.

Exchange Agent means the agent designated by Tower (as soon as practicable following execution of this Agreement) to act as the exchange agent for purposes of conducting the election procedures described in Section 2.02(b) and the exchange procedure described in Section 2.07.

Exchange Fund has the meaning given to the term in Section 2.07(a).

Exchange Ratio means the exchange ratio set forth in Section 2.02(a)(i), as it may be adjusted pursuant to Section 2.08.

FDIC means the Federal Deposit Insurance Corporation.

FNB has the meaning given to the term in the preamble section of this Agreement.

FNB Benefit Plans means any employee pension benefit plans within the meaning of ERISA Section 3(2), profit sharing plans, stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, annual incentive plans, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability, and medical plans) and all other employee benefit plans, policies, agreements and arrangements currently maintained or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of FNB or any other entity that, together with FNB, is treated as a single employer under IRC Sections 414(b),(c),(m) or (o).

FNB Certificate means a certificate that immediately prior to the Effective Date represented issued and outstanding shares of FNB Common Stock.

FNB Common Stock has the meaning given to the term in Section 3.02(a) of this Agreement.

FNB Disclosure Schedule means, collectively, the disclosure schedules delivered by FNB to Tower at or prior to the execution and delivery of this Agreement.

FNB ERISA Affiliate means any entity that, together with FNB, is treated as a single employer under IRC Sections 414(b), (c), (m) or (o).

FNB Financials means (a) the consolidated balance sheets of FNB at December 31, 2004 and 2003 and consolidated statements of income, statements of stockholders’ equity, and consolidated statements of cash flows for FNB for the years ended December 31, 2004, 2003 and 2002 as audited by Smith Elliott Kearns & Company, LLC and as set forth in its annual report on Form 10-K; and (b) the quarterly call reports of FNB and material representations attached to the call report of FNB and FNB’s quarterly report on Form 10-Q for each calendar quarter commencing with the quarter ended June 30, 2005, to be delivered within 45 days after the end of the respective quarter; and (c) unaudited consolidated financial statements for each month end, commencing with month ended July 31, 2005 to be delivered within 15 days after the end of the respective month.

FNB Nominees has the meaning given to the term in Section 1.02(d)(i) of this Agreement.

FNB Regulatory Agreement has the meaning given to the term in Section 3.11(d)(iv).

FNB Shareholders Meeting means the meeting of the holders of FNB Common Stock concerning the Merger pursuant to the Prospectus/Proxy Statement.

FRB means Board of Governors of the Federal Reserve Board.

GAAP means accounting principles generally accepted in the United States.

Greencastle has such meaning given to such term in the Background Section of this Agreement.

Indemnified Party has the meaning given to such term in Section 5.08(c)(iv)(A) of this Agreement.

IRC means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

IRS means the Internal Revenue Service.

Knowledge of Tower means the knowledge of Tower’s executive officers and directors.

Knowledge of FNB means the knowledge of FNB’s executive officers and directors.

Material Adverse Effect means a material adverse effect on the assets, financial condition, or results of operations of FNB on a consolidated basis (when the term is used in Article III hereof) or Tower on a consolidated basis (when the term is used in Article IV hereof) other than, in each case, any change, circumstance or effect relating to (i) any change in the value of the respective investment portfolios of Tower or FNB resulting from a change in interest rates generally, (ii) any change occurring after the date hereof in any federal or state law, rule or regulation or in GAAP or applicable regulatory accounting principles, which change affects banking institutions generally, including any change affecting the Bank Insurance Fund, (iii) changes in general economic (except in the context of determining a Material Adverse Effect for purposes of asset quality), legal, regulatory or political conditions affecting banking institutions generally, (iv) reasonable expenses incurred in connection with this Agreement and the transactions contemplated hereby, (v) actions or omissions of a party (or any of its Subsidiaries) taken pursuant to the terms of this Agreement with the prior written consent of the other party in contemplation of the transactions contemplated hereby (including without limitation any actions taken by FNB pursuant to Section 5.08 of this Agreement), and (vi) any effect with respect to a party hereto caused, in whole or in substantial part, by the other party.

Merger means the merger of FNB with and into Tower, pursuant to the provisions of the BCL, whereupon (i) the separate existence of FNB shall cease and Tower shall be the surviving corporation and (ii) all of the outstanding shares of FNB Common Stock will be converted into the right to receive the Merger Consideration as contemplated by this Agreement.

Merger Consideration has the meaning given to such term in Section 2.02(a)(ii) of this Agreement.

Mixed Election has the meaning given the term in Section 2.02(c) of this Agreement.

No-Election Shares has the meaning given to such term in Section 2.02(b) of this Agreement.

OCC means the Office of the Comptroller of the Currency.

PDB means the Department of Banking of the Commonwealth of Pennsylvania.

PDS means the Department of State of the Commonwealth of Pennsylvania.

Prospectus/Proxy Statement means the prospectus/proxy statement, together with any supplements thereto, to be sent to holders of FNB Common Stock and holders of Tower Common Stock in connection with the Contemplated Transactions.

Reallocated Common Stock Shares has the meaning given to the term in Section 2.02(e)(ii)(C) of this Agreement.

Registration Statement means the registration statement on Form S-4, including any pre-effective or post-effective amendments or supplements thereto, as filed with the SEC under the Securities Act with respect to the Tower Common Stock to be issued in connection with the Contemplated Transactions.

Regulatory Authority means any agency or department of any federal, state or local government or of any self-regulatory organization, including without limitation the SEC, the OCC, the PDB, the FRB, the FDIC, and the respective staffs thereof.

Rights means warrants, options, rights, convertible securities and other capital stock equivalents which obligate an entity to issue its securities.

SEC means the Securities and Exchange Commission.

Securities Act means the Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder.

Securities Documents means all registration statements, schedules, statements, forms, reports, proxy material, and other documents required to be filed under the Securities Laws.

Securities Laws means the Securities Act and the Exchange Act and the rules and regulations promulgated from time to time thereunder.

Subsidiary means any entity, 50% or more of the equity interest of which is owned, either directly or indirectly, by another entity, except any entity, the interest in which is held in the ordinary course of the lending or fiduciary activities of a bank.

Superior Proposal has the meaning given to the term in Section 5.08(a)(i) of this Agreement.

Tower has the meaning given to the term in the preamble section of this Agreement.

Tower Benefit Plan means any employee pension benefit plans within the meaning of ERISA Section 3(2), profit sharing plans, stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, annual incentive plans, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability, and medical plans) and all other material employee benefit plans, policies, agreements and arrangements currently maintained or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of Tower or any other entity that, together with Tower, is treated as a single employer under IRC Sections 414(b),(c),(m) or (o).

Tower Certificate has the meaning given to the term in Section 2.07(d) of this Agreement.

Tower Common Stock has the meaning given to the term in Section 4.02(a) of this Agreement.

Tower Disclosure Schedule means, collectively, the disclosure schedules delivered by Tower to FNB at or prior to the execution and delivery of this Agreement.

Tower ERISA Affiliate means any entity that, together with Tower, is treated as a single employer under IRC Sections 414(b),(c),(m) or (o).

Tower Financials means (a) the consolidated balance sheets of Tower at December 31, 2004 and 2003 and consolidated statements of income, statements of stockholders’ equity, and consolidated statements of cash flows for Tower for the years ended December 31, 2004, 2003 and 2002 as audited by Smith Elliott Kearns & Company, LLC and as set forth in its annual report on Form 10-K; and (b) the quarterly call reports of Tower and material representations attached to the call report of Tower and Tower’s quarterly report on Form 10-Q for each calendar quarter commencing with the quarter ended June 30, 2005, to be delivered within 45 days after the end of the respective quarter; and (c) unaudited consolidated financial statements for each month end, commencing with month ended July 31, 2005 to be delivered within 15 days after the end of the respective month.

Tower Regulatory Agreement has the meaning given to the term in Section 4.12(d)(iv).

Tower Shareholders Meeting means the meeting of the holders of Tower Common Stock concerning the Merger pursuant to the Prospectus/Proxy Statement.

Voting Agreement has the meaning given to the term in the Background Section of this Agreement.

  Section 1.02 - The Merger.

(a)                                  Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) will take place on the Closing Date at a time and place to be agreed upon by the parties hereto; provided, in any case, that all conditions to closing set forth in Article VI of this Agreement (other than the delivery of certificates, opinions, and other instruments and documents to be delivered at the Closing) have been satisfied or waived at or prior to the Closing Date.

(b)                                 The Merger.  Subject to the terms and conditions of this Agreement and in accordance with the BCL, on the Effective Date:

(i)                                     FNB shall merge with and into Tower;

(ii)                                  The separate existence of FNB shall cease;

(iii)                               Tower shall be the surviving corporation in the Merger;

(iv)                              Each share of FNB Common Stock issued and outstanding prior to the Effective Date shall be converted into the right to receive either Common Stock Consideration or Cash Consideration as provided in Article II of this Agreement; and

(v)                                 All of the property (real, personal and mixed), rights, powers, duties, obligations and liabilities of FNB shall be taken and deemed to be transferred to and vested in Tower, as the surviving corporation in the Merger, without further act or deed;

all in accordance with the applicable laws of the Commonwealth of Pennsylvania.

(c)                                  Tower’s Articles of Incorporation and Bylaws.  On and after the Effective Date, the articles of incorporation and bylaws of Tower, as in effect immediately prior to the Effective Date, shall automatically be and remain the articles of incorporation and bylaws of Tower, as the surviving corporation in the Merger, until thereafter altered, amended or repealed.

(d)                                 Tower’s Board of Directors and Officers.

(i)                                     On and after the Effective Date, (A) the directors of Tower duly elected and holding office immediately prior to the Effective Date, and (B) three

(3) persons (the “FNB Nominees”) selected by FNB’s Board of Directors and subject to:

(1)                                  compliance with the Tower bylaws,

(2)                                  two (2) of the FNB Nominees meeting the board of director and audit committee standards for “independence” as defined by SEC Rule 10A-3 and Nasdaq Rules 4200 and 4350 and any successor thereto,

(3)                                  the FNB Nominees meeting the eligibility requirements for a director of Tower of any Regulatory Authority relating to Tower, and

(4)                                  approval of the FNB Nominees by Tower which shall not be unreasonably withheld,

shall be the directors of Tower, with the same compensation as the Tower board of directors, as the surviving corporation in the Merger, each to hold office until his successor is elected and qualified or otherwise in accordance with applicable law, the articles of incorporation and bylaws of Tower.  Tower shall designate, with FNB’s consent which shall not be unreasonably withheld, one (1) of the FNB Nominees as a Class A director with a term of office through the 2006 Annual Meeting of Shareholders of Tower, one (1) of the FNB Nominees as a Class B director with a term of office through the 2007 Annual Meeting of Shareholders of Tower, and one (1) of the FNB Nominees as a Class C director with a term of office through the 2008 Annual Meeting of Shareholders of Tower.

(ii)                                  On the Effective Date, the officers of Tower duly elected and holding office immediately prior to the Effective Date shall be the officers of Tower, as the surviving corporation in the Merger, with the addition of John C. Duffey as Senior Vice President, provided he accepts the offer of employment from Tower, each to hold office until his or her successor is elected and qualified or otherwise in accordance with applicable law, the articles of incorporation and bylaws of Tower. If he accepts the offer of employment, John C. Duffey shall serve as President of Bank until such time as Bank is merged with and into Greencastle and thereafter as Executive Vice President of Greencastle in accordance with his employment agreement and the articles of incorporation, articles of association, and bylaws of Tower and Greencastle, respectively.

(e)                                  As a result of the Merger, Bank shall be a wholly-owned operating subsidiary of Tower subject to the provisions of this Section 1.02 (e).   Tower shall continue the

separate corporate existence of Bank as an operating bank subsidiary until such time as the Tower board of directors determines otherwise.

(f)                                    Bank Board of Directors.

(i)                                     Immediately following the Effective Date, and for so long as Bank is maintained as a separate subsidiary of Tower the board of directors of Bank shall consist of the members of the board immediately preceding the Effective Date, with the addition of Jeffrey B. Shank.

(ii)                                  Immediately following the Effective Date and for so long as Bank is maintained as a separate subsidiary of Tower, the non-employee members of the Bank board of directors who remain members of the Bank board of directors after the Effective Date, shall receive compensation for services as a member of the Bank board of directors in the amounts listed on Schedule 1 to this Agreement.

ARTICLE II - CONSIDERATION; ELECTION

AND EXCHANGE PROCEDURES

Section  2.01 - Tower Common Stock.

(a)                                  Outstanding Shares.  Each share of Tower Common Stock issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, continue to be issued and outstanding as an identical share of Tower Common Stock.

(b)                                 Treasury Stock.  Each share of Tower Common Stock issued and held in the treasury of Tower immediately prior to the Effective Date, if any, shall, on and after the Effective Date, continue to be issued and held in the treasury of Tower.

Section  2.02 - FNB Common Stock.

(a)                                  Conversion Alternatives.  Subject to Sections 2.02(f), 2.03, 2.04 and 2.05 below with respect to Tower owned stock, treasury stock, fractional shares, and dissenting shares of FNB Common Stock, each share of FNB Common Stock issued and outstanding immediately prior to the Effective Date, shall, on the Effective Date, by reason of the Merger and without any action on the part of the holder thereof, cease to be outstanding and be converted into the right to receive, at the election of the holder thereof:

(i)                                     0.8663 Shares of Tower Common Stock (the “Exchange Ratio”), subject to adjustment as provided in Section 2.08 below (the “Common Stock Consideration”); or

(ii)                                  $39.00 in cash (the “Cash Consideration,” and, collectively, with the Common Stock Consideration, the “Merger Consideration”).

(b)                                 Election Procedures.  Tower and FNB will include a copy of an Election Form with each copy of the Prospectus/Proxy Statement mailed to holders of FNB Common Stock in connection with the FNB Shareholders Meeting:

(i)                                     To elect to receive the Common Stock Consideration with respect to all or a portion of their shares of FNB Common Stock (the “Common Stock Election Shares”); or

(ii)                                  To elect to receive the Cash Consideration with respect to all or a portion of their shares of FNB Common Stock (the “Cash Election Shares”).

Tower and FNB shall each use its reasonable efforts to make the Election Form available to all persons who become holders of FNB Common Stock during the period between the record date for the FNB Shareholders Meeting and the Election Deadline.  Any holder’s Election shall have been properly made only if the Exchange Agent shall have received at its designated office, by the Election Deadline, a properly completed and signed Election Form accompanied by the FNB Certificates to which such Election Form relates, in form acceptable for transfer (or by an appropriate guarantee of delivery of such FNB Certificates as set forth in such Election Form from a firm which is an “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Exchange Act) provided that such FNB Certificates are in fact delivered to the Exchange Agent by the time set forth in such guarantee of delivery).  If a holder of FNB Common Stock: (i) does not submit a properly completed Election Form before the Election Deadline; (ii) revokes an Election Form prior to the Election Deadline and does not resubmit a properly completed Election Form prior to the Election Deadline; or (iii) fails to perfect his, her or its dissenters’ rights pursuant to Section 2.05(b) of this Agreement, the shares of FNB Common Stock held by such holder shall be designated “No-Election Shares.”  Nominee record holders who hold FNB Common Stock on behalf of multiple beneficial owners shall be required to indicate how many of the shares held by them are Common Stock Election Shares, Cash Election Shares and No-Election Shares.

For purposes of this Section 2.02, any Dissenting FNB Shares shall be deemed to be Cash Election Shares and, with respect to such shares, the holders thereof shall in no event be classified as holders of Reallocated Common Stock Shares as defined herein.

(c)                                  Mixed Election.  Subject to the immediately following sentence, each record holder of shares of FNB Common Stock immediately prior to the Effective Date shall be entitled to elect to receive shares of Tower Common Stock for a portion of such holder’s shares of FNB Common Stock and cash for the remaining portion of such holder’s shares of FNB Common Stock (the “Mixed Election”).  With respect to each holder of FNB Common Stock who makes a Mixed Election and subject to the allocation rules set forth in Section 2.02(e) below, the shares of FNB Common Stock that such holder elects to be converted into the right to receive the Common Stock Consideration shall be treated as Common Stock Election Shares and the shares such holder elects to be converted into the right to receive the Cash Consideration shall be treated as Cash Election Shares.

(d)                                 Effective Election.  Any Election shall be properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline.  Any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such written notice is actually received by the Exchange Agent at or prior to the Election Deadline.  The Exchange Agent shall have reasonable discretion to (i) determine whether any Election, modification or revocation is received, (ii) determine whether any Election, modification or revocation has been properly made, and (iii) disregard immaterial defects in any Election Form.  Good faith determinations made by the Exchange Agent regarding such matters shall be binding and conclusive.  Neither Tower, FNB, nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

(e)                                  Allocation.  Subject and after giving effect to Section 2.02(b), the Exchange Agent shall effect the allocation of the Aggregate Merger Consideration among the holders of FNB Common Stock in accordance with their respective Election Forms and the following allocation rules:

(i)                                     Aggregate Common Stock Consideration Equal to or more than Eighty-Five Percent.  If the number of Common Stock Election Shares is equal to or more than eighty-five percent (85%) of the total number of shares of FNB Common Stock issued and outstanding on the Effective Date, then:

(A)                              All Cash Election Shares (subject to Section 2.05 with respect to FNB Dissenting Shares) shall be converted into the right to receive the Cash Consideration; and

(B)                                All Common Stock Election Shares and all No-Election Shares shall be converted into the right to receive the Common Stock Consideration;

such that the Aggregate Common Stock Consideration is at least eighty-five percent (85%), and the Aggregate Cash Consideration is no more than fifteen percent (15%) of the total number of shares of FNB Common Stock issued and outstanding on the Effective Date.

(ii)                                  Aggregate Common Stock Consideration Undersubscribed.  If the number of Common Stock Election Shares is less than eighty-five percent (85%)

of the total number of shares of FNB Common Stock issued and outstanding on the Effective Date, then:

(A)                              All No-Election Shares shall be converted into the right to receive Common Stock Election Shares;

(B)                                All Common Stock Election Shares shall be converted into the right to receive the Common Stock Consideration;

(C)                                If all of the No-Election Shares are converted to Common Stock Election Shares under  Section 2.02(e)(ii)(A) and the number of Common Stock Election Shares then remains less than eighty-five percent (85%) of the total number of shares of FNB Common Stock issued and outstanding on the Effective Date, then the Exchange Agent shall convert, on a pro rata basis described in subsection 2.02(e)(iii) below, a sufficient number of Cash Election Shares (excluding Dissenting FNB Shares) into Common Stock Election Shares (“Reallocated Common Stock Shares”) such that the number of Common Stock Election Shares (including No-Election Shares and Reallocated Common Stock Shares) equals eighty-five percent (85%) of the total number of shares of FNB Common Stock issued and outstanding on the Effective Date, and such Reallocated Common Stock Shares shall be converted into the right to receive the Common Stock Consideration; and

(D)                               All Cash Election Shares (subject to Section 2.05 with respect to FNB Dissenting Shares) which are not Reallocated Common Stock Shares shall be converted into the right to receive the Cash Consideration;

such that the Aggregate Common Stock Consideration is at least eighty-five percent (85%), and the Aggregate Cash Consideration is no more than fifteen percent (15%), of the total number of shares of FNB Common Stock issued and outstanding on the Effective Date.

(iii)                               Pro Rata Reallocations.  If the Exchange Agent is required pursuant to subsection 2.02(e)(ii)(C) to convert some Cash Election Shares into Reallocated Common Stock Shares, each holder of Cash Election Shares shall be allocated a pro rata portion of the total Reallocated Common Stock Election Shares.

(f)                                    Cancellation of Certain Common Stock.  Notwithstanding any other provision of this Section 2.02, on the Effective Date, each share of FNB Common Stock, which is owned, directly or indirectly, by Tower or any of its Subsidiaries (other than shares that are held in trust, managed, custodial or nominee accounts and the like and which are beneficially owned by third parties or held for debts previously contracted) shall be cancelled and no cash, stock or other property shall be delivered in exchange therefor.

Section  2.03 - Treasury Stock.

Each share of FNB Common Stock issued and held in the treasury of FNB as of the Effective Date, if any, shall be cancelled, and no cash, stock or other property shall be delivered in exchange therefor.

Section  2.04 - Fractional Shares.

No fractional shares of Tower Common Stock and no scrip or certificates therefor shall be issued in connection with the Merger.  Any former holder of FNB Common Stock who would otherwise be entitled to receive a fraction of a share of Tower Common Stock shall receive, in lieu thereof, cash in an amount equal to such fraction of a share multiplied by the Average Closing Price.

Section  2.05 - Dissenting FNB Shareholders.

(a)                                  The outstanding shares of FNB Common Stock, the holders of which have timely filed written notices of an intention to demand appraisal for their shares (“Dissenting FNB Shares”) pursuant to Subchapter D of Chapter 15 of the BCL and have not effectively withdrawn or lost their dissenters’ rights under the BCL, shall not be converted into or represent a right to receive the Merger Consideration under this Agreement, and the holders thereof shall be entitled only to such rights as are granted by Subchapter D of Chapter 15 of the BCL.

(b)                                 If any such holder of FNB Common Stock shall have failed to perfect or effectively shall have withdrawn or lost such right, and if such holder shall have delivered a properly completed Election Form to the Exchange Agent by the Election Deadline, the Dissenting FNB Shares held by such holder shall be converted into a right to receive the Common Stock Consideration or the Cash Consideration in accordance with the applicable provisions of this Agreement.  If any such holder of FNB Common Stock shall have failed to perfect or effectively shall have withdrawn or lost such right, and if such holder shall not have delivered a properly completed Election Form to the Exchange Agent by the Election Deadline, the Dissenting FNB Shares held by such holder shall be designated No-Election Shares and shall be converted on a share by share basis into either the right to receive the Common Stock Consideration or the Cash Consideration in accordance with the applicable provisions of this Agreement.

(c)                                  All payments in respect of Dissenting FNB Shares, if any, will be made by Tower.

Section 2.06 – Dissenting Tower Shareholders.

The outstanding shares of Tower Common Stock, the holders of which have timely filed written notices of an intention to demand appraisal for their shares (“Dissenting Tower Shares”) pursuant to Subchapter D of Chapter 15 of the BCL and have not effectively withdrawn or lost their dissenters’ rights under the BCL shall be entitled only to such rights as are granted by Subchapter D of Chapter 15 of the BCL.

Section  2.07 - Surrender and Exchange of FNB Stock Certificates.

(a)                                  Exchange Fund.  On or prior to the Effective Date, Tower shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of FNB Common Stock, sufficient cash and certificates representing shares of Tower Common Stock to make all payments and deliveries to shareholders of FNB pursuant to this Article II.  Any cash and certificates for Tower Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.” All costs and expenses associated with the surrender and exchange procedures of this Section 2.07 shall be borne by Tower.

(b)                                 Exchange Procedures for Effective Election Forms Submitted by Election Deadline.  As soon as reasonably practicable after the Effective Date, Tower shall cause the Exchange Agent to mail the Merger Consideration to shareholders of FNB who have submitted effective Election Forms prior to the Election Deadline.

(c)                                  Exchange Procedures in Absence of Effective Election Forms Submitted by Effective Deadline.  As soon as reasonably practicable after the Effective Date, Tower shall cause the Exchange Agent to mail to each record holder of FNB Common Stock immediately prior to the Effective Date who has not surrendered FNB Certificates representing all of the shares of FNB Common Stock owned by such holder pursuant to Section 2.02(b), a letter of transmittal which shall specify that delivery of the FNB Certificates shall be effected, and risk of loss and title to the FNB Certificates shall pass, only upon delivery of the FNB Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as Tower and FNB may reasonably specify and instructions for effecting the surrender of such FNB Certificates in exchange for the Cash Consideration and/or the Common Stock Consideration, as the case may be. Upon surrender of a FNB Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such FNB Certificate shall be entitled to receive as soon as reasonably practicable and in exchange therefor (i) a certificate representing, in the aggregate, the whole number of shares of Tower Common Stock that such holder has the right to receive pursuant to this Article II and/or (ii) a check in the amount equal to the cash that such holder has the right to receive pursuant to this Article II.  No interest will be paid or will accrue on any cash payment pursuant to this Section 2.07.

(d)                                 Each certificate for shares of Tower Common Stock (each, a “Tower Certificate”) issued in exchange for FNB Certificates pursuant to this Section 2.07 shall be dated the Effective Date and be entitled to dividends, distributions, and all other rights and privileges pertaining to such shares of Tower Common Stock from the Effective Date. Until surrendered, each FNB Certificate shall, from and after the Effective Date, evidence solely the right to receive the Merger Consideration.

(e)                                  If an FNB Certificate is exchanged on a date following one or more record dates after the Effective Date for the payment of dividends or any other distribution on shares of Tower Common Stock, Tower shall pay to the holder of such FNB Certificate cash in an amount equal to dividends payable on the shares of Tower Common Stock issued in exchange therefore and pay or deliver any other distribution to which such shareholder is entitled.  No interest shall accrue or be payable with respect to dividends or any other distribution otherwise payable under this Section 2.07(e) upon surrender of FNB Certificates.  Notwithstanding the foregoing, no party hereto shall be liable to any holder of FNB Common Stock for any amount paid in good faith to a public official or agency pursuant to any applicable abandoned property, escheat or similar law.  Until such time as FNB Certificates are surrendered to Tower for exchange, Tower shall have the right to withhold dividends or any other distributions on the shares of Tower Common Stock issuable to such shareholder.

(f)                                    Upon the Effective Date, the stock transfer books for FNB Common Stock will be closed and no further transfers of FNB Common Stock will thereafter be made or recognized.  All FNB Certificates surrendered pursuant to this Section 2.07 will be cancelled.

(g)                                 If there is a transfer of ownership of FNB Common Stock that is not registered in the transfer records of FNB, one or more Tower Certificates evidencing, in the aggregate, the proper number of shares of Tower Common Stock, a check in the proper amount of cash in lieu of any fractional shares, the per share Cash Consideration, and any dividends or other distributions to which such holder is entitled pursuant to Section 2.07(e), as applicable and appropriate, may be issued with respect to such FNB Common Stock to such a transferee if the FNB Certificate representing such shares of FNB Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

(h)                                 If any FNB Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed FNB Certificate, upon the making of a sworn affidavit of that fact by the holder thereof in form satisfactory to the Exchange Agent, the Merger Consideration, and any dividends or other distributions to which such holder is entitled pursuant to this Section 2.07 as may be required pursuant to this Agreement; provided, however, that the

Exchange Agent may, in its sole discretion and as a condition precedent to the delivery of the Merger Consideration to which the holder of such FNB Certificate is entitled as a result of the Merger, require the owner of such lost, stolen or destroyed FNB Certificate to deliver a bond in such amount as it may direct as indemnity against any claim that may be made against FNB, Tower or the Exchange Agent or any other party with respect to the FNB Certificate alleged to have been lost, stolen or destroyed.

Section  2.08 - Anti-Dilution Provisions.

If Tower shall, at any time before the Effective Date:

(a)                                  declare a dividend in shares of Tower Common Stock with a record date on or prior to the Closing Date;

(b)                                 combine the outstanding shares of Tower Common Stock into a smaller number of shares;

(c)                                  resolve to effect a split or subdivide the outstanding shares of Tower Common Stock with a record date on or prior to the Closing Date; or

(d)                                 reclassify the shares of Tower Common Stock;

then, in any such event, the number of shares of Tower Common Stock to be delivered to FNB shareholders who are entitled to receive shares of Tower Common Stock in exchange for shares of FNB Common Stock shall be adjusted so that each FNB shareholder shall be entitled to receive such number of shares of Tower Common Stock as such shareholder would have been entitled to receive if the Effective Date had occurred prior to the happening of such event. (By way of illustration, if Tower shall declare a stock dividend of 3% payable with respect to a record date on or prior to the Effective Date, the Exchange Ratio shall be adjusted upward by 3%.)

Section 2.09 - Other Matters.

Nothing set forth in this Agreement or any exhibit or schedule to this Agreement shall be construed to:

(a)                                  Preclude Tower or any Tower Affiliate from acquiring or assuming, or to limit in any way the right of Tower or any Tower Affiliate to acquire or assume, prior to or following the Effective Date, the stock, assets or liabilities of any other financial services institution or other corporation or entity, whether by issuance or exchange of Tower Common Stock or any securities convertible into shares of Tower Common Stock, unless such transaction would result in a Material Adverse Effect.  Provided, however, that Tower shall obtain written approval from FNB prior to the acquisition of any stock, assets or liabilities of any other financial services institution or other corporation or entity if such acquisition would require or result in Tower issuing Tower Common Stock or securities convertible into Tower Common Stock with a market value in excess of $5,000,000;

(b)                                 Preclude Tower from issuing, or to limit any way the right of Tower to issue, prior to or following the Effective Date, Tower Common Stock, or other securities. Provided, however, Tower shall obtain approval from FNB prior to the issuance of shares (not associated with the Merger, the exercise of options, or employee or director benefit plan) of Tower Common Stock with a market value in excess of $5,000,000;

(c)                                  Preclude Tower from granting employee, director, or compensatory options at any time with respect to Tower Common Stock or other securities in the ordinary course of business;

(d)                                 Preclude option holders or plan participants of Tower from exercising options at any time with respect to Tower Common Stock or other securities; or

(e)                                  Preclude Tower or any Tower Affiliate from taking, or to limit in any way the right of either of them to take, any other action not expressly and specifically prohibited by the terms of this Agreement.

ARTICLE III - REPRESENTATIONS AND

WARRANTIES OF FNB

Except as otherwise disclosed in one or more schedules numbered to correspond to the following Sections of Article III and delivered concurrently with this Agreement, FNB hereby represents and warrants to Tower as follows:

Section  3.01 - Organization.

(a)                                  FNB is a corporation duly incorporated, validly existing, and in good standing under the laws of the Commonwealth of Pennsylvania.  FNB is a bank holding company duly registered under the BHC Act.  FNB has the full corporate power and lawful authority to carry on its businesses and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it.  FNB is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect, and all such licenses, registrations and qualifications are in full force and effect in all material respects.

(b)                                 Bank is a bank duly organized, validly existing and in good standing under the laws of the United States of America. Bank has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. Bank is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect, and all such licenses, registrations and qualifications are in full force and effect in all material respects.

(c)                                  The deposits of Bank are insured by the FDIC to the extent provided in the Federal Deposit Insurance Act.

(d)                                 FNB has no Subsidiaries other than Bank and FNB Mortgage Brokers, Inc.

(e)                                  The respective minute books of FNB and each FNB Subsidiary accurately record, in all material respects, all material corporate actions of their respective shareholders and boards of directors, including committees, in each case in accordance with normal business practice of FNB or any FNB Subsidiary.

(f)                                    FNB has delivered to Tower true and correct copies of the articles of incorporation and bylaws of FNB and the articles of association and bylaws of Bank, each as in effect on the date hereof.

Section  3.02 - Capitalization.

(a)                                  The authorized capital stock of FNB consists of 12,000,000 shares of common stock, $0.315 par value (“FNB Common Stock”), of which at the date hereof 800,000 shares are validly issued and outstanding, fully paid and nonassessable, and free of preemptive rights.  FNB has not issued nor is FNB bound by any subscription, option, warrant, call, commitment, agreement or other Right of any character relating to the purchase, sale, or issuance of, or right to receive dividends or other distributions on, any shares of FNB Common Stock or any other security of FNB or any securities representing the right to vote, purchase or otherwise receive any shares of FNB Common Stock or any other security of FNB.  Accordingly, immediately prior to the Effective Date, there will be not more than 800,000 shares of FNB Common Stock issued and outstanding on a fully diluted basis.

(b)                                 Except as set forth in FNB Disclosure Schedule 3.02(b), FNB owns, directly or indirectly, all of the capital stock of Bank free and clear of any liens, security interests, pledges, charges, encumbrances, agreements, and restrictions of any kind or nature.  There are no subscriptions, options, warrants, calls, commitments, agreements, or other Rights outstanding with respect to the capital stock of Bank.  Except for Bank, FNB does not possess, directly or indirectly, any material equity interest in any corporation, except for (i) equity interests in Bank’s investment portfolio, (ii) equity interests held in connection with Bank’s commercial loan activities and (iii) as set forth on FNB Disclosure Schedule 3.02(b).

(c)                                  To the Knowledge of FNB, except as set forth on FNB Disclosure Schedule 3.02(c) or as disclosed in FNB’s proxy materials used in connection with its 2005 annual meeting of shareholders, no person or group is the beneficial owner of 5% or more of the outstanding shares of FNB Common Stock (the terms “person,” “group” and “beneficial owner” are as defined in Section 13(d) of the Exchange Act, and the rules and regulations thereunder).

Section  3.03 - Authority; No Violation.

(a)                                  FNB has full corporate power and authority to execute and deliver this Agreement and to consummate the Contemplated Transactions, subject to receipt of all necessary approvals of Regulatory Authorities and the approval of this Agreement.  The execution and delivery of this Agreement by FNB and the consummation by FNB of the Contemplated Transactions have been duly and validly approved by the Board of Directors of FNB and, except for approval by the shareholders of FNB as required by the BCL and FNB’s articles of incorporation, no other corporate proceedings on the part of FNB are necessary to consummate the Merger.  This Agreement has been duly and validly executed and delivered by FNB and, subject to approval by the shareholders of FNB and subject to receipt of the required approvals of Regulatory Authorities described in Section 4.04 hereof, constitutes the valid and binding obligation of FNB, enforceable against FNB in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)                                 The execution and delivery of this Agreement by FNB, (i) subject to receipt of approvals from the FNB shareholders and the Regulatory Authorities referred to in Section 4.04 hereof and FNB’s and Tower’s compliance with any conditions contained therein, the consummation of the Merger, and (ii) compliance by FNB or any FNB Subsidiary with any of the terms or provisions hereof, do not and will not:

(A)                              conflict with or result in a breach of any provision of the respective articles of incorporation, articles of association, or bylaws of FNB or any FNB Subsidiary;

(B)                                violate any statute, rule, regulation, judgment, order, writ, decree or injunction applicable to FNB or any FNB Subsidiary or any of their respective properties or assets; or

(C)                                except as described in FNB Disclosure Schedule 3.03, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, or acceleration of, the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of FNB or any FNB Subsidiary under any of the terms or conditions of any note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument or obligation to which FNB or any FNB Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except where such termination, acceleration or creation would not have a Material Adverse Effect on FNB.

Section  3.04 - Consents.

No consents or approvals of, or filings or registrations with, any public body or authority are necessary, and except as described in FNB Disclosure Schedule 3.04, no consents or approvals of any third parties are necessary, in connection with the execution and delivery of this Agreement by FNB or, subject to the consents, approvals, filings and registrations from or with the Regulatory Authorities, referred to in Section 4.04, hereof and compliance with any conditions contained therein and subject to the approval of this Agreement by the shareholders of FNB, as required under the BCL, the consummation by FNB of the Contemplated Transactions.

Section  3.05 - Financial Statements.

(a)                                  FNB has previously delivered the FNB Financials to Tower, except those pertaining to quarterly and monthly periods commencing after September 30, 2005, which it will deliver by each respective delivery date.  The delivered FNB Financials fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of FNB as of and for the periods ended on the dates thereof, and have been prepared in accordance with GAAP consistently applied, except for (i) omission of the notes from the financial statements, applicable to any interim period and (ii), with respect to any interim period, normal year-end adjustments and footnotes thereto.

(b)                                 To the Knowledge of FNB, FNB did not, as of the date of the FNB Financials or any subsequent date, have any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, which are not fully reflected or reserved against in the balance sheets included in the FNB Financials at the date of such balance sheets which would have been required to be reflected therein in accordance with GAAP consistently applied or disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material in the aggregate and which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities and obligations which are within the subject matter of a specific representation and warranty herein or which have not had a Material Adverse Effect and subject, in the case of any unaudited statements to normal recurring audit adjustments and the absence of footnotes.

Section  3.06 - No Material Adverse Change.

Neither FNB nor any FNB Subsidiary has suffered any adverse change in their respective assets (including loan portfolios), liabilities (whether absolute, accrued, contingent or otherwise), liquidity, net worth, property, financial condition results of operations or any damage destruction or loss, whether or not covered by insurance, since December 31, 2004, which change has had a Material Adverse Effect.

Section  3.07 - Taxes.

(a)                                  FNB and FNB Subsidiaries are members of the same affiliated group within the meaning of IRC Section 1504(a) of which FNB is the common parent.  All federal, state and local tax returns required to be filed by or on behalf of FNB or any FNB Subsidiary have been timely filed, or FNB or any applicable FNB Subsidiary has received an appropriate extension therefore.  All tax returns filed are, and the information contained therein is, complete and accurate in all material respects.  All tax obligations reflected in such returns have been timely paid.  Neither FNB nor any FNB Subsidiary is currently the beneficiary of any extension of time within which to file any tax return.  As of the date of this Agreement, there is no audit examination, deficiency, or refund litigation or matter in controversy with respect to any taxes that might reasonably be expected to result in a determination materially adverse to FNB or any FNB Subsidiary except as fully reserved for in the FNB Financials.  All taxes, interest, additions, and penalties due with respect to completed and settled examinations or concluded litigation have been paid;

(b)                                 Neither FNB nor any FNB Subsidiary has executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect;

(c)                                  Deferred taxes of FNB and each FNB Subsidiary have been and will be provided for in accordance with GAAP;

(d)                                 Neither the IRS nor any state, local, or other taxing authority is now asserting or threatening to assert against FNB or any FNB Subsidiary any deficiency or claim for additional taxes, or interest thereon or penalties in connection therewith.  To the Knowledge of FNB, all income, payroll, withholding, property, excise, sales, use, franchise, and transfer taxes, and all other taxes, charges, fees, levies, or other assessments, imposed upon FNB or any FNB Subsidiary by the United States or by any state, municipality, subdivision, or instrumentality of the Untied States or by any other taxing authority, including all interest, penalties or additions attributable thereto, which are due and payable by FNB or any FNB Subsidiary, either have been paid in full or have been properly accrued and reflected in the FNB Financials.

(e)                                  Neither FNB nor any FNB Subsidiary has made any material payments, is obligated to make any material payments, or is a party to any agreement that under certain circumstances could obligate it to make any material payments that will not be deductible under Section 280G of the IRC; and

(f)                                    Neither FNB nor any FNB Subsidiary (i) is a party to any tax allocation or sharing agreement, (ii) has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was FNB, or (iii) has any tax liability for any person (other than FNB or any FNB Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

Section  3.08 - Contracts.

(a)                                  Except as described in FNB Disclosure Schedule 3.08(a) or 3.12, neither FNB nor any FNB Subsidiary is a party to or subject to:

(i)                                     any employment, consulting, severance, “change-in-control”, or termination contract or arrangement with any officer, director, employee, independent contractor, agent, or other person, except for “at will” arrangements;

(ii)                                  any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing, or similar arrangements for or with any officer, director, employee, independent contractor, agent, or other person;

(iii)                               any collective bargaining agreement with any labor union relating to employees;

(iv)                              any agreement which by its terms limits the payment of dividends by FNB or any FNB Subsidiary;

(v)                                 except in the ordinary course of business, any material instrument evidencing or related to indebtedness for borrowed money, whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which FNB or any FNB Subsidiary is an obligor to any person, other than deposits, repurchase agreements, bankers acceptances and “treasury tax and loan” accounts established in the ordinary course of business, instruments relating to transactions entered into in the customary course of the banking business of Bank, and transactions in “federal funds,” or which contains financial covenants or other restrictions, other than those relating to the payment of principal and interest when due, which would be applicable on or after the Closing Date;

(vi)                              any contract, other than this Agreement, which restricts or prohibits FNB or Bank from engaging in any type of business permissible under applicable law;

(vii)                           any contract, plan or arrangement which provides for payments or benefits in certain circumstances which, together with other payments or benefits payable to any participant therein or party thereto, might render any portion of any such payments or benefits subject to disallowance of deduction therefor as a result of the application of Section 280G of the IRC;

(viii)                        except in the ordinary course of business, any lease for real property;

(ix)                                any contract or arrangement with any broker-dealer or investment adviser;

(x)                                   any investment advisory contract with any investment company registered under the Investment Company Act of 1940; or

(xi)                                any contract or arrangement with, or membership in, any local clearing house or self-regulatory organization.

(b)                                 All the contracts, plans, arrangements and instruments listed in FNB Disclosure Schedule 3.08(a) or 3.12 are in full force and effect on the date hereof, and neither FNB, any FNB Subsidiary nor, to the Knowledge of FNB, any other party to any such contract, plan, arrangement or instrument, has breached any provision of, or is in default under any term of, any such contract, plan, arrangement or instrument and no party to any such contract, plan, arrangement or instrument will have the right to terminate any or all of the provisions thereof as a result of the transactions contemplated by this Agreement.

(c)                                  Except as otherwise described in FNB Disclosure Schedule 3.08(a) or 3.12, no plan, employment agreement, termination agreement or similar agreement or arrangement to which FNB or any FNB Subsidiary is a party or by which FNB or any FNB Subsidiary may be bound:

(i)                                     contains provisions which permit an employee or an independent contractor to terminate it without cause and continue to accrue future benefits thereunder;

(ii)                                  provides for acceleration in the vesting of benefits thereunder upon the occurrence of a change in ownership or control or merger or other acquisition of FNB or any FNB Subsidiary; or

(iii)                               requires FNB or any FNB Subsidiary to provide a benefit in the form of FNB Common Stock or determined by reference to the value of FNB Common Stock.

Section  3.09 - Ownership of Property; Insurance Coverage.

(a)                                  FNB and each FNB Subsidiary has, or will have as to property acquired after the date hereof, good, and as to real property, marketable, title to all material assets and properties owned by FNB or such FNB Subsidiary, whether real or personal, tangible or intangible, including securities, assets and properties reflected in the balance sheets contained in the FNB Financials or acquired subsequent thereto (except to the extent that such securities are held in any fiduciary or agency capacity and except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, or have been disposed of as obsolete since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except:

(i)                                     Those items that secure liabilities for borrowed money and that are described in FNB Disclosure Schedule 3.09(a) or permitted under Article V hereof;

(ii)                                  Statutory liens for amounts not yet delinquent or which are being contested in good faith;

(iii)                               Liens for current taxes not yet due and payable;

(iv)                              Pledges to secure deposits and other liens incurred in the ordinary course of banking business;

(v)                                 The imperfections of title, easements and encumbrances, if any, as are not material in character, amount, or extent;

(vi)                              Dispositions and encumbrances for adequate consideration in the ordinary course of business.  FNB and each FNB Subsidiary have the right under leases of material properties used by FNB or such FNB Subsidiary in the conduct of their respective businesses to occupy and use all such properties in all material respects as presently occupied and used by them; and

(vii)                           As reflected as a liability in the FNB Financials or the footnotes thereto.

(b)                                 With respect to all agreements pursuant to which FNB or any FNB Subsidiary has purchased securities subject to an agreement to resell, if any, FNB or such FNB Subsidiary has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

(c)                                  FNB and each FNB Subsidiary maintain insurance in amounts considered by FNB to be reasonable for their respective operations, and such insurance is similar in scope and coverage in all material respects to that maintained by other businesses similarly situated. Neither FNB nor any FNB Subsidiary has received notice from any insurance carrier that:

(i)                                     The insurance will be cancelled or that coverage thereunder will be reduced or eliminated; or

(ii)                                  Premium costs with respect to such insurance will be substantially increased.

(d)                                 FNB and each FNB Subsidiary maintain such fidelity bonds and errors and omissions insurance as may be customary or required under applicable laws or regulations.

Section  3.10 - Legal Proceedings.

Except as set forth in FNB Disclosure Schedule 3.10, neither FNB nor any FNB Subsidiary is a party to any, and there are no pending or, to the Knowledge of FNB, threatened, legal, administrative, arbitration, or other proceedings, claims, actions, customer complaints, or governmental investigations or inquiries of any nature:

(a)                                  Against FNB or any FNB Subsidiary;

(b)                                 To which the assets of FNB or any FNB Subsidiary are subject;

(c)                                  Challenging the validity or propriety of any of the Contemplated Transactions; or

(d)                                 Which could materially adversely affect the ability of FNB, Bank or any other FNB Subsidiary to perform their respective obligations under this Agreement;

except for any proceedings, claims, actions, investigations or inquiries referred to in clauses (a) or (b) which, if adversely determined individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on FNB.

Section  3.11 - Compliance with Applicable Law.

(a)                                  FNB and each FNB Subsidiary hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any Regulatory Authority relating to them (including, but not limited to, the Sarbanes-Oxley Act of 2002, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by

Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, the Bank Secrecy Act, fair lending laws or other laws relating to discrimination, consumer disclosure and currency transaction reporting).

(b)                                 FNB and each FNB Subsidiary have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file with any Regulatory Authority, and have filed all other reports and statements required to be filed by them, including without limitation any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state or any Regulatory Authority, and have paid all fees and assessments due and payable in connection therewith.

(c)                                  No Regulatory Authority has initiated any proceeding or, to the Knowledge of FNB, investigation into the business or operations of FNB or any FNB Subsidiary.

(d)                                 Neither FNB nor any FNB Subsidiary has received any notification or communication from any Regulatory Authority:

(i)                                     Asserting that FNB or any FNB Subsidiary is not in substantial compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces, unless such assertion has been waived, withdrawn or otherwise resolved;

(ii)                                  Threatening to revoke any license, franchise, permit or governmental authorization which is material to FNB or any FNB Subsidiary;

(iii)                               Requiring or threatening to require FNB or any FNB Subsidiary, or indicating that FNB or any FNB Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding, or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of FNB or any FNB Subsidiary, including without limitation any restriction on the payment of dividends; or

(iv)                              Directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of FNB or any FNB Subsidiary (any such notice, communication, memorandum, agreement or order described in this sentence and addressed specifically to FNB or Bank, herein referred to as a “FNB Regulatory Agreement”);

(e)                                  Neither FNB nor any FNB Subsidiary has received, consented to, or entered into any FNB Regulatory Agreement.

(f)                                    There is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any FNB Regulatory Agreement.

(g)                                 There is no injunction, order, judgment or decree imposed upon FNB or any FNB Subsidiary or the assets of FNB or any FNB Subsidiary.

Section  3.12 - ERISA.

(a)                                  FNB has delivered to Tower true and complete copies of the FNB Benefit Plans, all of which are identified in FNB Disclosure Schedule 3.12, together with:

(i)                                     The most recent actuarial reports (if any) and financial reports relating to those FNB Benefit Plans which constitute “qualified plans” under IRC Section 401(a);

(ii)                                  The most recent Form 5500, together with schedules and attachments, as required (if any) relating to such FNB Benefit Plans filed with the Department of Labor;

(iii)                               The most recent IRS notices, rulings, or determination letters which pertain to any such FNB Benefit Plans; and

(iv)                              Summary plan descriptions and any amendments thereto and any insurance, third party administrator or administrative services only contracts related to the FNB Benefit Plans.

(b)                                 To the Knowledge of FNB, neither FNB nor any FNB ERISA Affiliate, and no pension plan (within the meaning of ERISA Section 3(2)) maintained or contributed to by FNB or any FNB ERISA Affiliate, has incurred any liability to the Pension Benefit Guaranty Corporation, the Department of Labor or to the IRS with respect to any pension plan qualified under IRC Section 401(a) which liability has resulted or will result in a Material Adverse Effect with respect to FNB, nor has any reportable event under ERISA Section 4043(b) (with respect to which the 30 day notice requirement has not been waived) occurred with respect to any such pension plan which could result in a Material Adverse Effect.

(c)                                  Neither FNB nor any FNB ERISA Affiliate has ever contributed to or otherwise incurred any liability with respect to a multi-employer plan (within the meaning of ERISA Section 3(37)).

(d)                                 Each FNB Benefit Plan complies in all material respects with the applicable requirements of ERISA, the IRC, the Securities Act, the Exchange Act and any other applicable laws governing the FNB Benefit Plan, and each FNB Benefit Plan has at all times been administered in all material respects in accordance with all requirements of the law and all regulations issued thereunder, and in accordance with its terms and the terms of any applicable collective bargaining agreement to the extent consistent with all requirements of law.  Each pension plan which is intended to be qualified under Section 401(a) of the IRC is so qualified, and each trust established by each pension plan is exempt from federal income tax under Section 501(a) of the IRC.  Each pension plan is, and from its establishment has been, the subject of a favorable determination letter from the IRS stating that the pension plan meets the requirements of Section 401(a) of the IRC and that the trust associated with the pension plan is tax-exempt under Section 501(a) of the IRC.  No event has occurred since the date of each pension plan’s last determination letter that would jeopardize the qualified status of the plan or the tax-exempt status of any trust under Sections 401(a) and 501(a) of the IRC, respectively.  No lawsuits, claims (other than routine claims for benefits) or complaints to, or by, any person, governmental entity, regulatory body or arbiter have been filed, are pending or are threatened with respect to any FNB Benefit Plan and there is no fact or contemplated event that would give rise to any lawsuit, claim (other than routine claims for benefits) or complaint with respect to any FNB Benefit Plan.  Without limiting the foregoing, the following are true with respect to each FNB Benefit Plan:

(i)                                     With respect to each FNB Benefit Plan, there has not occurred, and no person is contractually bound to enter into, any “prohibited transaction” within the meaning of Section 4975(c) of the IRC or Section 406 of ERISA, which transaction is not exempt under Section 4975(d) of the IRC or Section 408 of ERISA.

(ii)                                  No FNB Benefit Plan is a Defined Benefit Plan as defined in Section 3(35) of ERISA and no FNB ERISA Affiliate has ever maintained or been obligated to contribute to any Defined Benefit Plan.

(iii)                               No FNB Benefit Plan is an Employee Stock Ownership Plan as defined in Section 4975(e)(7) of the IRC.

(iv)                              No FNB Benefit Plan is a Qualified Foreign Plan as the term is defined in Section 404A of the IRC and no FNB Benefit Plan is subject to the laws or regulations of any jurisdiction other than the United States of America or one of its political subdivisions.

(v)                                 No Welfare Plan is a Voluntary Employees’ Beneficiary Association as defined in Section 501(c)(9) of the IRC.

(vi)                              All Welfare Plans and their related trusts comply in all material respects with and have been administered in compliance with (a) Section 4980B of the IRC and Sections 601 through 609 of ERISA and all Department of Treasury and Department of Labor regulations issued thereunder, respectively, and (b) the Health Insurance Portability and Accountability Act of 1996 and all Department of Labor regulations issued thereunder.

(vii)                           With respect to each FNB Benefit Plan maintained by FNB or any FNB ERISA Affiliate, each FNB Benefit Plan provides the plan sponsor the authority to amend or terminate the FNB Benefit Plan at any time, subject to the applicable requirements of ERISA and the IRC and the provisions of the FNB Benefit Plan.

(e)                                  There is no existing, or, to the Knowledge of FNB, contemplated, audit of any FNB Benefit Plan by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental authority.  In addition, to the Knowledge of FNB, there are no pending or threatened claims by, on behalf of or with respect to any FNB Benefit Plan, or by or on behalf of any individual participant or beneficiary of any FNB Benefit Plan, alleging any violation of ERISA or any other applicable laws, or claiming benefits (other than claims for benefits not in dispute and expected to be granted promptly in the ordinary course of business), nor to the Knowledge of FNB, is there any basis for such claim.

(f)                                    With respect to any services which FNB or any FNB Subsidiary may provide as a record-keeper, administrator, custodian, fiduciary, trustee or otherwise for any plan, program, or arrangement subject to ERISA (other than any FNB Benefit Plan), to the Knowledge of FNB, FNB and each FNB Subsidiary:

(i)                                     Have correctly computed all contributions, payments or other amounts for which it is responsible;

(ii)                                  Have not engaged in any prohibited transactions (as defined in IRC Section 4975(c) or ERISA Section 406 for which an exemption does not exist);

(iii)                               Have not breached any duty imposed by ERISA; and

(iv)                              Have not otherwise incurred any liability to the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation, or to any participant, beneficiary, fiduciary or sponsor of any ERISA plan in the performance (or non-performance) of services.

Section  3.13 - Brokers and Finders.

Neither FNB, any FNB Subsidiary, nor any of their respective officers, directors, employees, independent contractors or agents, has employed any broker, finder, investment banker or financial advisor, or incurred any liability for any fees or commissions to any such person, in connection with the transactions contemplated by this Agreement, except for RP Financial, L.C., whose engagement letter with FNB is included in FNB Disclosure Schedule 3.13.

Section  3.14 - Environmental Matters.

(a)                                  Except as set forth on FNB Disclosure Schedule 3.14(a), to the Knowledge of FNB, neither FNB nor any FNB Subsidiary, nor any property owned or operated by FNB or any FNB Subsidiary, has been or is in violation of or liable under any Environmental Law.  Except as set forth on FNB Disclosure Schedule 3.14(a), there are no actions, suits or proceedings, or demands, claims or notices, including without limitation notices, demand letters or requests for information from any Regulatory Authority, instituted or pending, or to the Knowledge of FNB, threatened, or any investigation pending, relating to the liability of FNB or any FNB Subsidiary with respect to any property owned or operated by FNB or any FNB Subsidiary under any Environmental Law.

(b)                                 Except as set forth on FNB Disclosure Schedule 3.14(b), to the Knowledge of FNB, no property, now or formerly owned or operated by FNB or any FNB Subsidiary or on which FNB or any FNB Subsidiary holds or held a mortgage or other security interest or has foreclosed or taken a deed in lieu of foreclosure, has been listed or proposed for listing on the National Priority List under CERCLA, on the Comprehensive Environmental Response Compensation and Liabilities Information System, or any similar state list, or which is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against FNB or any FNB Subsidiary for response costs, remedial work, investigation, damage to natural resources or for personal injury or property damage claim, including, but not limited to, claims under CERCLA.

Section  3.15 - CRA Compliance.

FNB and Bank are in material compliance with the applicable provisions of the CRA, and, as of the date hereof, Bank has received a CRA rating of “satisfactory” or better from the OCC.  To the Knowledge of FNB, there is no fact or circumstance or set of facts or circumstances which would cause FNB or Bank to fail to comply with such provisions.

Section  3.16 - Information to be Supplied.

(a)                                  The information supplied by FNB for inclusion in the Registration Statement (including the Prospectus/Proxy Statement) will not, at the time the Registration Statement is declared effective pursuant to the Securities Act, and as of the date the Prospectus/Proxy Statement is mailed to shareholders of FNB and Tower, and up to and including the date of the FNB and Tower Shareholders Meetings, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances in which they were made, not misleading.

(b)                                 The information supplied by FNB for inclusion in the Applications will, at the time each such document is filed with any Regulatory Authority and up to and including the dates of any required regulatory approvals or consents, as such

Applications may be amended by subsequent filings, be accurate in all material respects.

Section  3.17 - Related Party Transactions.

(a)                                  Except as set forth on FNB Disclosure Schedule 3.17, or as is disclosed in the footnotes to the FNB Financials, as of the date hereof, neither FNB nor any FNB Subsidiary is a party to any transaction (including any loan or other credit accommodation but excluding deposits in the ordinary course of business) with any Affiliate of FNB or any FNB Subsidiary, and all such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other “persons” (as defined in Section 13(d) of the Exchange Act, and the rules and regulations thereunder).

(b)                                 Except as set forth in FNB Disclosure Schedule 3.17, as of the date hereof, no loan or credit accommodation to any FNB Affiliate is presently in default or, during the three-year period prior to the date of this Agreement, has been in material default or has been restructured, modified, or extended in order to avoid or cure a default.  To the Knowledge of FNB, as of the date hereof, principal and interest with respect to any such loan or other credit accommodation will be paid when due and the loan grade classification accorded such loan or credit accommodation is appropriate.

Section  3.18 - Loans.

Except as set forth on the FNB Disclosure Schedule 3.18, all loans reflected as assets in the FNB Financials are being transferred with good and marketable title, free and clear of any and all encumbrances, liens, pledges, equities, claims, charges, rights of first refusal or similar rights or security interests of any nature encumbering such loan and are evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct, and to the extent secured, are secured by valid liens and security interests that are legal, valid and binding obligations of the maker thereof, enforceable in accordance with the respective terms thereof, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws or equitable principles affecting the enforcement of creditors’ rights, which have been perfected.

Section 3.19 - Allowance for Loan Losses.

The allowance for loan losses reflected in FNB’s and Bank’s reports to Regulatory Authorities has been and will be established in compliance with the requirements of all regulatory criteria, and the allowance for loan losses shown in the FNB Financials has been and will be established and maintained in accordance with  GAAP.  FNB has disclosed to Tower  on FNB Disclosure Schedule 3.19 the amounts of all loans, leases, advances, credit enhancements, other extensions of credit, commitments and interest-bearing assets of FNB that FNB has classified internally as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans” or

words of similar import, and FNB shall disclose promptly to Tower after the end of each month after the date hereof and on the business day prior to the Closing Date the amount of each such classification on an updated FNB Disclosure Schedule 3.19.  FNB has disclosed to Tower  on FNB Disclosure Schedule 3.19 the amounts of all overdrafts occurring since January 1, 2005 and FNB shall disclose promptly to Tower after the end of each month after the date hereof and on the business day before the Effective Date the amount of such overdrafts.  The OREO and in-substance foreclosures included in any of FNB’s non-performing assets are carried net of reserves at the lower of cost or market value based on current independent appraisals or current management appraisals.  Furthermore, true, complete and materially correct copies of reports containing the amounts of all loans, leases, advances, credit enhancements, other extensions of credit, commitments and interest-bearing assets of FNB that FNB has classified internally as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans” or words of similar import and the amounts of all overdrafts occurring since January 1, 2005 are attached hereto on the FNB Disclosure Schedule 3.19 of this Agreement.

Section 3.20 - Investment Securities.

None of the investments reflected in the FNB Financials under the headings “Securities Available for Sale” and “Securities Held to Maturity” and none of the investments made since December 31, 2004, are subject to any restrictions, whether contractual or statutory, that materially impairs the ability of FNB to freely dispose of the investments at any time, and all of the investments comply with applicable laws, rules and regulations.

Section  3.21 - Reorganization.

As of the date hereof, FNB does not have any reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the IRC.  FNB shall not take any action which would have the effect of causing the Merger not to qualify as a tax-free reorganization within the meaning of Section 368 of the IRC.

Section  3.22 - Fairness Opinion.

FNB’s board of directors has received a written opinion from RP Financial, L.C. to the effect that, as of the date hereof, the consideration to be received by shareholders of FNB pursuant to this Agreement is fair, from a financial point of view, to the shareholders of FNB.

Section  3.23 - Reporting Requirements.

FNB Common Stock is registered under Section 12 of the Exchange Act and is subject to the periodic reporting requirements imposed by Section 13 or 15(d) of the Exchange Act.

Section 3.24 – Securities Documents.

FNB has delivered to Tower copies of:

(a)                                  FNB’s annual reports on SEC Form 10-K for the years ended December 31, 2004 and 2003;

(b)                                 All other reports, registration statements and filings of FNB filed with the SEC since January 1, 2005; and

(c)                                  FNB’s proxy materials used, or to be used, in connection with its meetings of shareholders held in 2005 and 2004.

The Securities Documents complied, in all material respects, and any future Securities Documents will comply, in all material respects, with the rules and regulations of the SEC to the extent applicable thereto. All such Securities Documents did not and will not, at the time of their filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

Section  3.25 - Quality of Representations.

No representation made by FNB in this Agreement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 3.26 - Absence of Certain Changes

Except as disclosed in FNB Disclosure Schedule 3.26 and provided for or contemplated in this Agreement, since December 31, 2004 there has not been:

(a)                                  any material transaction by FNB or any FNB Subsidiary other than in the ordinary course of business and in conformity with past practices;

(b)                                 any acquisition or disposition of property by FNB or any FNB Subsidiary of any property or asset, whether real or personal, having a fair market value, singularly or in the aggregate, in an amount greater than $40,000.00, other than acquisitions or dispositions made in the ordinary course of business;

(c)                                  any mortgage, pledge, or subjection to lien, charge, or encumbrance of any kind on any of the respective properties or assets of FNB or any FNB Subsidiary, except to secure extensions of credit in the ordinary course of business and in conformity with past practice (pledges of and liens on assets to secure Federal Home Loan Bank or Federal Reserve Bank advances being deemed both in the ordinary course of business and consistent with past practices);

(d)                                 any increase in, or commitment to increase, the compensation payable or to become payable to any officer, director, employee, or agent of FNB or any FNB Subsidiary, or any bonus payment, stock option award, restricted stock award or similar arrangement made to or with any of such officers, directors, employees or agents, other than routine increases made in the ordinary course of business and consistent with past practices or as permitted in Section 5.01(d);

(e)                                  any incurring of, assumption of, or taking of, by FNB or any FNB Subsidiary, any property subject to, any liability in excess of $40,000.00, except for liabilities incurred or assumed or property taken subsequent to December 31, 2004 in the ordinary course of business and in conformity with past practices;

(f)                                    any material alteration in the manner of keeping the books, accounts, or records of FNB or any FNB Subsidiary, or in the accounting policies or practices therein reflected;

(g)                                 any elimination of employee benefits;

(h)                                 any deferred routine maintenance of real property or leased premises;

(i)                                     any elimination of a reserve where the liability related to such reserve has remained;

(j)                                     any failure to depreciate capital assets in accordance with past practice or to eliminate capital assets which are no longer used in its business; or

(k)                                  any extraordinary reduction or deferral of ordinary or necessary expenses.

Section 3.27 - Absence of Undisclosed Liabilities

To the Knowledge of FNB, neither FNB nor any FNB Subsidiary has any obligation or liability that is material to the financial condition or operations of any of them, or that, when combined with all similar obligations or liabilities would be material to their financial condition or operations (i) except as disclosed in the FNB Financials delivered to Tower prior to the date of this Agreement, or (ii) except as contemplated under this Agreement.  Except as disclosed in FNB Disclosure Schedule 3.27, since December 31, 2004, neither FNB nor any FNB Subsidiary has incurred or paid any obligation or liability which would be material to the financial condition or operations of any of them, except for obligations paid in connection with transactions made by them in the ordinary course of their business consistent with past practice and applicable law.

ARTICLE IV - REPRESENTATIONS AND

WARRANTIES OF TOWER

Except as otherwise disclosed in one or more schedules numbered to correspond to the following Sections of Article IV and delivered concurrently with this Agreement, Tower hereby represents and warrants to FNB as follows:

Section  4.01 - Organization.

(a)                                  Tower is a corporation duly incorporated, validly existing, and in good standing under the laws of the Commonwealth of Pennsylvania.  Tower is a bank holding company duly registered under the BHC Act.  Tower has the full corporate power and lawful authority to carry on its businesses and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it.  Tower is duly licensed, registered, or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered, or qualified will not have a Material Adverse Effect, and all the licenses, registrations and qualifications are in full force and effect in all material respects.

(b)                                 Greencastle is a bank duly organized, validly existing and in good standing under the laws of the United States of America.  Greencastle has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. Greencastle is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have Material Adverse Effect, and all such licenses, registrations and qualifications are in full force and effect in all material respects.

(c)                                  The deposits of Greencastle are insured by the FDIC to the extent provided in the Federal Deposit Insurance Act.

(d)                                 Tower has no Subsidiaries other than Greencastle and those identified in Tower Disclosure Schedule 4.01(d).

(e)                                  The respective minute books of Tower and each Tower Subsidiary accurately record, in all material respects, all material corporate actions of their respective shareholders and boards of directors, including committees, in each case in accordance with the normal business practice of Tower and the Tower Subsidiary.

(f)                                    Tower has delivered to FNB true and correct copies of the articles of incorporation and bylaws of Tower and the articles of association and bylaws of Greencastle, each as in effect on the date hereof.

Section  4.02 - Capitalization.

(a)                                  The authorized capital stock of Tower consists of (a) five million (5,000,000) shares of common stock, no par value (“Tower Common Stock”), of which, as of

June 30, 2005: 52,808 shares are validly issued and held by Tower as treasury stock and 1,780,100 shares are validly issued and outstanding, fully paid and nonassessable and free of preemptive rights, except as may be defined in Tower’s articles of incorporation, and (b) five hundred thousand (500,000) shares of preferred stock, of which none are issued and outstanding.  Tower has not issued nor is Tower bound by any subscription, option, warrant, call, commitment, agreement or other Right of any character relating to the purchase, sale, or issuance of, or right to receive dividends or other distributions on, any shares of Tower Common Stock or any other security of Tower or any securities representing the right to vote, purchase or otherwise receive any shares of Tower Common Stock or any other security of Tower, except (i) for options to acquire shares of Tower Common Stock issued under Tower’s various stock option plans, (ii) pursuant to Tower’s employee stock purchase plan, and (iii) this Agreement.

(b)                                 As of the date of this Agreement, Tower owns, directly or indirectly, all of the capital stock of the Tower Subsidiaries, free and clear of any liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature, except for those subsidiaries identified in Tower Disclosure Schedule 4.02(b).  There are no subscriptions, options, warrants, calls, commitments, agreements or other Rights outstanding with respect to the capital of any Tower Subsidiary, except for those subsidiaries identified in Tower Disclosure Schedule 4.02(b).

Section  4.03 - Authority; No Violation.

(a)                                  Tower has full corporate power and authority to execute and deliver this Agreement and to consummate the Contemplated Transactions, subject to receipt of all necessary approvals of Regulatory Authorities and the approval of this Agreement by Tower’s shareholders.  The execution and delivery of this Agreement by Tower and the consummation by Tower of the Contemplated Transactions have been duly and validly approved by the Board of Directors of Tower and, except for approval by the shareholders of Tower as required by the BCL and articles of incorporation of Tower, no other corporate proceedings on the part of Tower are necessary to consummate the Merger.  This Agreement has been duly and validly executed and delivered by Tower and, subject to approval by the shareholders of Tower and subject to receipt of the required approvals of Regulatory Authorities, described in Section 4.04 hereof, constitutes the valid and binding obligation of Tower, enforceable against Tower in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)                                 The execution and delivery of this Agreement by Tower, subject to receipt of approvals from the Tower shareholders and the Regulatory Authorities referred to in Section 4.04 hereof and Tower’s and FNB’s compliance with any conditions contained therein, the consummation of the Contemplated Transactions, and compliance by Tower or any Tower Subsidiary with any of the terms or provisions hereof, do not and will not:

(i)                                     conflict with or result in a breach of any provision of the respective articles of incorporation, articles of association or bylaws of Tower or any Tower Subsidiary;

(ii)                                  violate any statute, rule, regulation, judgment, order, writ, decree or injunction applicable to Tower or any Tower Subsidiary or any of their respective properties or assets; or

(iii)                               violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, or acceleration of the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Tower or any Tower Subsidiary under, any of the terms or conditions of any note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument or obligation to which Tower or any Tower Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected;

except to the extent that the failure to comply, in the aggregate, would not have a Material Adverse Effect.

Section  4.04 - Consents.

Except for consents and approvals of, or filings with, Regulatory Authorities and state securities or “blue sky” authorities, no consents or approvals of, or filings or registrations with, any public body or authority are necessary in connection with the execution and delivery of this Agreement by Tower or the consummation of the Contemplated Transactions.

Section  4.05 - Financial Statements.

(a)                                  Tower has previously delivered the Tower Financials to FNB, except those pertaining to quarterly periods commencing after September 30, 2005, which it will deliver by each respective delivery date.  The delivered Tower Financials fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of Tower as of and for the periods ended on the dates thereof, and have been prepared in accordance with GAAP consistently applied, except for (i) omission of the notes from the financial statements, applicable to any interim period and (ii), with respect to any interim period, normal year-end adjustments and footnotes thereto.

(b)                                 To the Knowledge of Tower, Tower did not as of the date of the Tower Financials or any subsequent date, have any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, which are not fully reflected or reserved against in the balance sheets included in the Tower Financials at the date of such balance sheets which would have been required to be reflected therein in accordance with GAAP consistently applied or disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material in the aggregate and  which were incurred in the ordinary course of business consistent with past practice, and except for liabilities and obligations which are within the subject matter of a specific representation and warranty herein or which otherwise have not had a Material Adverse Effect and subject, in the case of any unaudited statements to normal recurring audit adjustments and the absence of footnotes.

Section  4.06 - No Material Adverse Change.

Neither Tower nor any Tower Subsidiary has suffered any adverse change in their respective assets (including loan portfolios), liabilities (whether absolute, accrued, contingent or otherwise), liquidity, net worth, property, financial condition, or results of operations or any damage, destruction or loss since December 31, 2004, which change has had a Material Adverse Effect.

Section  4.07 - Taxes.

(a)                                  Tower and Tower Subsidiaries are members of the same affiliated group within the meaning of IRC Section 1504(a) of which Tower is the common parent.  All federal, state and local tax returns required to be filed by or on behalf of Tower or any Tower Subsidiary have been timely filed, or Tower or any applicable Tower Subsidiary has received an appropriate extension therefore.  All tax returns filed are, and the information contained therein is, complete and accurate in all material respects.  All tax obligations reflected in such returns have been timely paid.  Neither Tower nor any Tower Subsidiary is currently the beneficiary of any extension of time within which to file any tax return.  As of the date of this Agreement, there is no audit examination, deficiency, or refund litigation or matter in controversy with respect to any taxes that might reasonably be expected to result in a determination materially adverse to Tower or any Tower Subsidiary except as fully reserved for in the Tower Financials.  All taxes, interest, additions, and penalties due with respect to completed and settled examinations or concluded litigation have been paid;

(b)                                 Neither Tower nor any Tower Subsidiary has executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect;

(c)                                  Deferred taxes of Tower and each Tower Subsidiary have been and will be provided for in accordance with GAAP;

(d)                                 Neither the IRS nor any state, local, or other taxing authority is now asserting or threatening to assert against Tower or any Tower Subsidiary any deficiency or claim for additional taxes, or interest thereon or penalties in connection therewith.  To the Knowledge of Tower, all income, payroll, withholding, property, excise, sales, use, franchise, and transfer taxes, and all other taxes, charges, fees, levies, or other assessments, imposed upon Tower or any Tower Subsidiary by the United States or by any state, municipality, subdivision, or instrumentality of the Untied States or by any other taxing authority, including all interest, penalties or additions attributable thereto, which are due and payable by Tower or any Tower Subsidiary, either have been paid in full or have been properly accrued and reflected in the Tower Financials;

(e)                                  Neither Tower nor any Tower Subsidiary has made any material payments, is obligated to make any material payments, or is a party to any agreement that under certain circumstances could obligate it to make any material payments that will not be deductible under Section 280G of the IRC; and

(f)                                    Neither Tower nor any Tower Subsidiary (i) is a party to any tax allocation or sharing agreement, (ii) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Tower), or (iii) has any tax liability for any person (other than Tower or any Tower Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

Section  4.08 - Contracts.

(a)                                  Each of the material contracts, to which Tower is a party that relates to or affects the assets or operations of Tower is a valid and binding obligation of Tower and is in full force and effect, except for where the failure to be in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect.

(b)                                 Except as described in Tower’s Disclosure Schedule 4.08(b) or 4.13, neither Tower nor any Tower Subsidiary is a party to or subject to:

(i)                                     any employment, severance, or “change-in-control” contract or arrangement with any officer, director, employee, independent contractor, agent, or other person, except for “at will” arrangements;

(ii)                                  any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing, or similar arrangements for or with any officer, director, employee, independent contractor, agent, or other person; or

(iii)                               any agreement which by its terms limits the payment of dividends by Tower or any Tower Subsidiary.

Section  4.09 - Ownership of Property

(a)                                  Tower and each Tower Subsidiary has good and marketable title to Tower properties and assets (other than property as to which Tower is lessee), except for (i) such items shown in the Tower consolidated financial statements or notes thereto; (ii) liens on real property for current real estate taxes not yet delinquent, or (iii) such defects in title which would not, individually or in the aggregate, have a Material Adverse Effect on Tower.

(b)                                 With respect to all agreements pursuant to which Tower or any Tower Subsidiary has purchased securities subject to an agreement to resell, if any, Tower or such Tower Subsidiary has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

(c)                                  Tower and each Tower Subsidiary maintain insurance in amounts considered by Tower to be reasonable for their respective operations, and such insurance is similar in scope and coverage in all material respects to that maintained by other businesses similarly situated. Neither Tower nor any Tower Subsidiary has received notice from any insurance carrier that:

(i)                                     The insurance will be cancelled or that coverage thereunder will be reduced or eliminated; or

(ii)                                  Premium costs with respect to such insurance will be substantially increased.

(d)                                 Tower and each Tower Subsidiary maintain such fidelity bonds and errors and omissions insurance as may be customary or required under applicable laws or regulations.

Section  4.10 - Financing.

At the Effective Date, Tower will have available cash sufficient to pay the amounts required to be paid to FNB shareholders pursuant to this Agreement and shares available and reserved to pay the Common Stock Consideration, upon consummation of the Merger.

Section  4.11 - Legal Proceedings.

Neither Tower nor any Tower Subsidiary is a party to any, and there are no pending or, to the Knowledge of Tower, threatened, legal, administrative, arbitration or other proceedings, claims, actions, customer complaints, or governmental investigations or inquiries of any nature:

(a)                                  Against Tower or any Tower Subsidiary;

(b)                                 To which the assets of Tower or any Tower Subsidiary are subject;

(c)                                  Challenging the validity or propriety of any of the Contemplated Transactions; or

(d)                                 Which could materially adversely affect the ability of Tower or any other Tower Subsidiary to perform their respective obligations under this Agreement;

except for any proceedings, claims, actions, investigations, or inquiries referred to in clauses (a) or (b) which, individually or in the aggregate, would not have a Material Adverse Effect.

Section  4.12 - Compliance with Applicable Law.

Except as disclosed on Tower Disclosure Schedule 4.12 or where noncompliance would not have a Material Adverse Effect:

(a)                                  Tower and each Tower Subsidiary hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any Regulatory Authority relating to them (including, but not limited to, the Sarbanes-Oxley Act of 2002, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, the Bank Secrecy Act, fair lending laws or other laws relating to discrimination, consumer disclosure and currency transaction reporting).

(b)                                 Tower and each Tower Subsidiary have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file with any Regulatory Authority, and have filed all other reports and statements required to be filed by them, including without limitation any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state or Regulatory Authority, and have paid all fees and assessments due and payable in connection therewith.

(c)                                  No Regulatory Authority has initiated any proceeding or, to the Knowledge of Tower, investigation into the business operations of Tower or any Tower Subsidiary.

(d)                                 Neither Tower nor any Tower Subsidiary has received any notification or communication from any Regulatory Authority:

(i)                                     Asserting that Tower or any Tower Subsidiary is not in substantial compliance with any of the statutes, regulations or ordinances which such

Regulatory Authority enforces, unless such assertion has been waived, withdrawn or otherwise resolved;

(ii)                                  Threatening to revoke any license, franchise, permit or governmental authorization which is material to Tower or any Tower Subsidiary;

(iii)                               Requiring or threatening to require Tower or any Tower Subsidiary, or indicating that Tower or any Tower Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding, or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of Tower or any Tower Subsidiary, including without limitation any restriction on the payment of dividends; or

(iv)                              Directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Tower or any Tower Subsidiary (any such notice, communication, memorandum, agreement or order described in this sentence and addressed specifically to Tower or Greencastle, herein referred to as a “Tower Regulatory Agreement”);

(e)                                  Neither Tower nor any Tower Subsidiary has received, consented to, or entered into any Tower Regulatory Agreement.

(f)                                    There is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any Tower Regulatory Agreement.

(g)                                 There is no injunction, order, judgment or decree imposed upon Tower or any Tower Subsidiary or the assets of Tower or any Tower Subsidiary.

Section 4.13 – ERISA

(a)                                  Tower has delivered or made available to FNB true and complete copies of the Tower Benefit Plans, all of which are set forth in Tower Disclosure Schedule 4.13, together with:

(i)                                     The most recent actuarial reports (if any) and financial reports relating to those Tower Benefit Plans which constitute “qualified plans” under IRC Section 401(a);

(ii)                                  The most recent Form 5500, together with schedules and attachments, as required (if any) relating to such Tower Benefit Plans filed with the Department of Labor;

(iii)                               The most recent IRS notices, rulings, or determination letters which pertain to any such Tower Benefit Plans; and

(iv)                              Summary plan descriptions and amendments thereto and any insurance, third party administrator, or administrative services only contracts related to the Tower Benefit Plans.

(b)                                 To the Knowledge of Tower, neither Tower nor any Tower ERISA Affiliate, and no pension plan (within the meaning of ERISA Section 3(2)) maintained or contributed to by Tower or any Tower ERISA Affiliate, has incurred any liability to the Pension Benefit Guaranty Corporation, the Department of Labor or to the IRS with respect to any pension plan qualified under IRC Section 401(a) which liability has resulted or will result in a Material Adverse Effect with respect to Tower, except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043(b) (with respect to which the 30 day notice requirement has not been waived) occurred with respect to any such pension plan which could result in a Material Adverse Effect.

(c)                                  Neither Tower nor any Tower ERISA Affiliate has ever contributed to or otherwise incurred any liability with respect to a multi-employer plan (within the meaning of ERISA Section 3(37)).

(d)                                 Each Tower Benefit Plan complies in all material respects with the applicable requirements of ERISA, the IRC, the Securities Act, the Exchange Act and any other applicable laws governing the Tower Benefit Plan, and each Tower Benefit Plan has at all times been administered in all material respects in accordance with all requirements of the law and all regulations issued thereunder, and in accordance with its terms and the terms of any applicable collective bargaining agreement to the extent consistent with all requirements of law.  Each pension plan which is intended to be qualified under Section 401(a) of the IRC is so qualified, and each trust established by each pension plan is exempt from federal income tax under Section 501(a) of the IRC.  Each pension plan is, and from its establishment has been, the subject of a favorable determination letter from the IRS stating that the pension plan meets the requirements of Section 401(a) of the IRC and that the trust associated with the pension plan is tax-exempt under Section 501(a) of the IRC.  No event has occurred since the date of each pension plan’s last determination letter that would jeopardize the qualified status of the plan or the tax-exempt status of any trust under Sections 401(a) and 501(a) of the IRC, respectively.  No lawsuits, claims (other than routine claims for benefits) or complaints to, or by, any person, governmental entity, regulatory body or arbiter have been filed, are pending or are threatened with respect to any Tower Benefit Plan and there is no fact or contemplated event that would give rise to any lawsuit, claim (other than routine claims for benefits) or complaint with respect to any Tower Benefit Plan.  Without limiting the foregoing, the following are true with respect to each Tower Benefit Plan:

(i)                                     With respect to each Tower Benefit Plan, there has not occurred, and no person is contractually bound to enter into, any “prohibited transaction”

within the meaning of Section 4975(c) of the IRC or Section 406 of ERISA, which transaction is not exempt under Section 4975(d) of the IRC or Section 408 of ERISA.

(ii)                                  No Tower Benefit Plan is a Defined Benefit Plan as defined in Section 3(35) of ERISA and no Tower ERISA Affiliate has ever maintained or been obligated to contribute to any Defined Benefit Plan.

(iii)                               No Tower Benefit Plan is a Multiemployer Plan as defined in Section 3(37) of ERISA.

(iv)                              No Tower Benefit Plan is a Qualified Foreign Plan as the term is defined in Section 404A of the IRC and no Tower Benefit Plan is subject to the laws or regulations of any jurisdiction other than the United States of America or one of its political subdivisions.

(v)                                 No Welfare Plan is a Voluntary Employees’ Beneficiary Association as defined in Section 501(c)(9) of the IRC.

(vi)                              All Welfare Plans and their related trusts comply in all material respects with and have been administered in compliance with (a) Section 4980B of the IRC and Sections 601 through 609 of ERISA and all Department of Treasury and Department of Labor regulations issued thereunder, respectively, and (b) the Health Insurance Portability and Accountability Act of 1996 and all Department of Labor regulations issued thereunder.

(vii)                           With respect to each Tower Benefit Plan maintained by Tower or any Tower ERISA Affiliate, each Tower Benefit Plan provides the plan sponsor the authority to amend or terminate the Tower Benefit Plan at any time, subject to the applicable requirements of ERISA and the IRC and the provisions of the Tower Benefit Plan.

(e)                                  There is no existing, or, to the Knowledge of Tower, contemplated, audit of any Tower Benefit Plan by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental authority.  In addition, to the Knowledge of Tower, there are no pending or threatened claims by, on behalf of or with respect to any Tower Benefit Plan, or by or on behalf of any individual participant or beneficiary of any Tower Benefit Plan, alleging any violation of ERISA or any other applicable laws, or claiming benefits (other than claims for benefits not in dispute and expected to be granted promptly in the ordinary course of business), nor to the Knowledge of Tower, is there any basis for such claim.

(f)                                    With respect to any services which Tower or any Tower Subsidiary may provide as a record-keeper, administrator, custodian, fiduciary, trustee or otherwise for any plan, program, or arrangement subject to ERISA (other than any Tower Benefit Plan), to the Knowledge of Tower, Tower and each Tower Subsidiary:

(i)                                     Have correctly computed all contributions, payments or other amounts for which it is responsible;

(ii)                                  Have not engaged in any prohibited transactions (as defined in IRC Section 4975(c) or ERISA Section 406 for which an exemption does not exist);

(iii)                               Have not breached any duty imposed by ERISA; and

(iv)                              Have not otherwise incurred any liability to the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation, or to any participant, beneficiary, fiduciary or sponsor of any ERISA plan in the performance (or non-performance) of services.

Section  4.14 - Brokers and Finders.

Neither Tower, any Tower Subsidiary, nor any of their respective officers, directors, employees, independent contractors or agents, has employed any broker, finder, investment banker or financial advisor, or incurred any liability for any fees or commissions to any such person, in connection with the Contemplated Transactions, except for Cedar Hill Advisors, LLC whose engagement with Tower is disclosed in Tower Disclosure Schedule 4.14.

Section 4.15 - Related Party Transactions.

Except as set forth on Tower Disclosure Schedule 4.15, or as is disclosed in the footnotes to the Tower Financials, as of the date hereof, neither Tower nor any Tower Subsidiary is a party to any transaction (including any loan or other credit accommodation but excluding deposits in the ordinary course of business) with any Affiliate of Tower or any Tower Subsidiary, and all such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other “persons” (as defined in Section 13(d) of the Exchange Act, and the rules and regulations thereunder).

Section  4.16 - Environmental Matters.

(a)                                  Except as set forth on Tower Disclosure Schedule 4.16, to the Knowledge of Tower, neither Tower, any Tower Subsidiary, nor any property owned or operated by Tower or any Tower Subsidiary, has been or is in violation of or liable under any Environmental Law.  Except as set forth on Tower Disclosure Schedule 4.16, there are no actions, suits or proceedings, or demands, claims or notices, including without limitation notices, demand letters or requests for information from any Regulatory Authority, instituted or pending, or to the Knowledge of Tower, threatened, or any investigation pending, relating to the liability of Tower or any Tower Subsidiary with respect to any property owned or operated by Tower or any Tower Subsidiary under any Environmental Law, except as to any such actions or other matters which would not result in a Material Adverse Effect.

(b)                                 Except as set forth on tower Disclosure Schedule 4.16(b), to the Knowledge of Tower, no property, now owned or operated by Tower or any Tower Subsidiary or on which Tower or any Tower Subsidiary holds a mortgage or other security interest or has foreclosed or taken a deed in lieu of foreclosure, has been listed or proposed for listing on the National Priority List under CERCLA, on the Comprehensive Environmental Response Compensation and Liabilities Information System, or any similar state list, or which is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against Tower or any Tower Subsidiary for response costs, remedial work, investigation, damage to natural resources or for personal injury or property damage claim, including, but not limited to, claims under CERCLA.

Section 4.17 – CRA Compliance.

Tower and Greencastle are in material compliance with the applicable provisions of the CRA, and, as of the date hereof, Greencastle has received a CRA rating of “satisfactory” or better from the OCC. To the Knowledge of Tower, there is no fact or circumstance or set of facts or the circumstances which would cause Tower or Greencastle to fail to comply with such provisions.

Section 4.18 – Loans.

Except as set forth on the Tower Disclosure Schedule 4.18, all loans reflected as assets in the Tower Financials have good and marketable title, free and clear of any and all encumbrances, liens, pledges, equities, claims, charge, rights of first refusal or similar rights or security interests of any nature encumbering such loans and are evidenced by notes, agreements or other evidences of indebtedness with are true, genuine and correct, and to the extent secured, are secured by valid liens and security interests that are legal, valid and binding obligations of the maker thereof, enforceable in accordance with the respective terms thereof, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws or equitable principles affecting the enforcement of creditors’ rights, which have been perfected.

Section 4.19 – Allowance for Loan Losses.

The allowance for loan losses reflected in Tower’s reports to Regulatory Authorities has been and will be established in accordance with and in compliance with the requirements of all regulatory criteria and the allowance for loan losses shown on the Tower Financials has been and will be established in accordance with GAAP.

Section  4.20 - Information to be Supplied.

(a)                                  The information supplied by Tower for inclusion in the Registration Statement (including the Prospectus/Proxy Statement) will not, as of the date the Registration Statement is declared effective pursuant to the Securities Act, and as of the date the Prospectus/Proxy Statement is mailed to shareholders of  Tower and FNB, and up to and including the date of the Tower and FNB Shareholders Meetings, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances in which they were made, not misleading.

(b)                                 The information supplied by Tower for inclusion in the Applications will, at the time each such document is filed with any Regulatory Authority and up to and including the dates of any required regulatory approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

Section  4.21 - Reporting Requirements

Tower Common Stock is registered under Section 12 of the Exchange Act and is subject to the periodic reporting requirements imposed by Section 13 or 15(d) of the Exchange Act.

Section  4.22 - Reorganization.

As of the date hereof, Tower does not have any reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the IRC.  Tower shall not take any action which would have the effect of causing the Merger not to qualify as a tax-free reorganization within the meaning of Section 368 of the IRC.

Section 4.23 - Fairness Opinion.

Tower’s board of directors has received a written opinion from Cedar Hill Advisors, LLC to the effect that, as of the date hereof, the consideration to be paid by Tower pursuant to this Agreement is fair, from a financial point of view, to the Tower Shareholders.

Section  4.24 - Tower Common Stock.

The shares of Tower Common Stock to be issued and delivered to FNB shareholders in accordance with this Agreement, when so issued and delivered, will be validly authorized and issued and fully paid and non-assessable, and no shareholder of Tower shall have any pre-emptive right with respect thereto.

Section 4.25 – Investment Securities.

None of the investments reflected in the Tower Financials under the headings “Securities Available for Sale” and “Securities Held to Maturity” and none of the investments made since December 31, 2004, are subject to any restrictions, whether contractual or statutory, that materially impairs the ability of Tower to freely dispose of the investments at any time, and all of the investments comply with applicable laws, rules and regulations.

Section  4.26 - Securities Documents.

Tower has delivered to FNB copies of:

(a)                                  Tower’s annual reports on SEC Form 10-K for the years ended December 31, 2004 and 2003;

(b)                                 All other reports, registration statements and filings of Tower filed with the SEC since January 1, 2005; and

(c)                                  Tower’s proxy materials used, or to be used, in connection with its meetings of shareholders held in 2005 and 2004.

The Securities Documents complied, in all material respects, and any future Securities Documents will comply, in all material respects, with the rules and regulations of the SEC to the extent applicable thereto.  All such Securities Documents did not and will not, at the time of their filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

Section  4.27 - Quality of Representations.

To the Knowledge of Tower, no representation made by Tower in this Agreement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 4.28 – Absence of Certain Changes.

Except as disclosed in Tower Disclosure Schedule 4.28 and provided for or contemplated in this Agreement, since December 31, 2004 has not been:

(a)                                  any material transaction by Tower or any Tower Subsidiary other than in the ordinary course of business and in conformity with past practices;

(b)                                 any material alteration in the manner of keeping the books, accounts, or records of Tower or any Tower Subsidiary, or in the accounting policies or practices therein reflected;

(c)                                  any elimination of a reserve where the liability related to such reserve has remained; or

(d)                                 any extraordinary reduction or deferral of ordinary or necessary expenses.

Section 4.29 – Absence of Undisclosed Liabilities.

To the Knowledge of Tower, neither Tower nor any Tower Subsidiary has any obligations or liability that is material to the financial condition or operations of any of them, or that, when combined with all similar obligations or liabilities would be material to their financial condition or operations (i) except as disclosed in the Tower Financials delivered to FNB prior to the date of this Agreement, or (ii) except as contemplated under this Agreement. Except as disclosed in Tower Disclosure Schedule 4.29, since December 31, 2004, neither Tower nor any Tower Subsidiary has incurred or paid any obligation or liability which would be material to the financial condition or operations of any of them, except for obligations paid in connection with transactions made by them in the ordinary course of their business consistent with past practices and applicable law.

ARTICLE V - COVENANTS OF THE PARTIES

Section  5.01 - Conduct of FNB’s Business.

Through the Closing Date, FNB shall, and shall cause each FNB Subsidiary to, in all material respects, conduct its businesses and engage in transactions only in the ordinary course and consistent with past practice, except as otherwise required or contemplated by this Agreement or with the written consent of Tower. FNB shall, and shall cause each FNB Subsidiary to, use its reasonable good faith efforts to preserve its business organization intact, maintain good relationships with employees, and preserve the good will of customers of FNB or the FNB Subsidiaries and others with whom business relationships exist, provided that job vacancies that occur prior to the Effective Date through attrition shall not be filled or any new employees hired, in each case without the prior written consent of Tower, which consent shall not be unreasonably withheld, delayed or conditioned; provided that FNB shall have the right to replace customer contact employees in the ordinary course of business without Tower’s consent provided the salary of any employee does not exceed $40,000.00  Through the Closing Date, except as otherwise consented to in writing by Tower or as permitted by this Agreement, FNB shall not, and shall not permit any FNB Subsidiary to:

(a)                                  Change any provision of its articles of incorporation or of its bylaws;

(b)                                 Change the number of authorized or issued shares of its capital stock; repurchase any shares of capital stock; or issue or grant any option, warrant, call, commitment, subscription, Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of capital stock; declare, set aside or pay any dividend except quarterly cash dividends not to exceed $0.21 per share for the fourth quarter of 2005, $0.36 per share for the first quarter of 2006 (including any special dividends), $0.19 per share for the second quarter of 2006 or other distribution in respect of capital stock; or redeem or otherwise acquire any shares of FNB capital stock. Nothing contained in this Section 5.01(b) or in any other section of this Agreement shall be construed to permit FNB shareholders to receive a dividend from both FNB and Tower in any quarter or to deny or prohibit them from receiving one dividend from FNB and Tower in any quarter and FNB shall cooperate with Tower to coordinate dividend payment dates and record dates in the quarter in which the closing is anticipated to occur to achieve such results; subject to applicable regulatory restrictions, if any, Bank may pay a cash dividend, in the aggregate, sufficient to fund any dividend by FNB permitted hereunder;

(c)                                  Grant any severance or termination pay, other than pursuant to policies or agreements of FNB or any FNB Subsidiary in effect on the date hereof, to, or enter into or amend any employment, consulting, severance, compensation, “change-in-control”, or termination contract or arrangement with, any officer, director, employee, independent contractor, agent, or other person associated with FNB or any FNB Subsidiary;

(d)                                 Grant job promotions or increase the rate of compensation of, or pay any bonus to, any director, officer, employee, independent contractor, agent or other person associated with FNB or any FNB Subsidiary, except for routine periodic pay increases, selective merit pay increases and pay-raises in connection with promotions during the period beginning on the date of this Agreement and ending on the Effective Date, in an aggregate amount for all employees of no greater than Seventy Thousand Dollars ($70,000.00);

(e)                                  Sell or otherwise dispose of any material asset, other than in the ordinary course of business, consistent with past practice; subject any asset to a lien, pledge, security interest or other encumbrance, other than in the ordinary course of business consistent with past practice; modify in any material manner the manner in which it has heretofore conducted its business or enter into any new line of business; incur any indebtedness for borrowed money, except in the ordinary course of business, consistent with past practice;

(f)                                    Take any action which would result in any of the conditions set forth in Article VI hereof not being satisfied, except as may be required by applicable law and after written notification to Tower;

(g)                                 Change any method, practice, or principle of accounting, except as may be required from time to time by law or changes in GAAP or by any Regulatory Authority except as required by Section 5.08(a)(iv) of this Agreement;

(h)                                 Waive, release, grant, or transfer any rights of material value or modify or change in any material respect any existing material agreement to which it is a party, other than in the ordinary course of business, consistent with past practice;

(i)                                     Implement any pension, retirement, profit-sharing, bonus, welfare benefit, or  similar plan or arrangement that was not in effect on the date of this Agreement, or amend any existing plan or arrangement;

(j)                                     Amend or otherwise modify its underwriting and other lending guidelines and policies in effect as of the date hereof or otherwise fail to conduct its lending activities in the ordinary course of business consistent with past practice;

(k)                                  Enter into, renew, extend, or modify any other transaction with any Affiliate, other than deposit and loan transactions in the ordinary course of business and which are in compliance with the requirements of applicable laws and regulations;

(l)                                     Enter into any interest rate swap, floor or cap, or similar commitment, agreement, or arrangement;

(m)                               Take any action that would give rise to a right of payment to any individual under any employment agreement except for contractually required compensation;

(n)                                 Purchase any security for its investment portfolio (i) rated less than “baa” by either Standard & Poor’s Corporation or Moody’s Investor Services, Inc., or (ii) with a remaining maturity more than five (5) years;

(o)                                 Except as set forth on FNB Disclosure Schedule 5.01(o), make any capital expenditure of $25,000.00 or more; or undertake or enter into any lease, contract or other commitment for its account;

(p)                                 Take any action that would preclude the Merger from qualifying as a reorganization within the meaning of Section 368 of the IRC;

(q)                                 Not liquidate, merge with or into, or consolidate with, or be purchased or acquired by, any other corporation, financial institution, entity or person (or agree to any merger, consolidation, affiliation, purchase, or acquisition) or permit (or agree to permit) any other corporation, financial institution, entity, or person to be merged with it or consolidate or affiliate with any other corporation, financial institution, entity, or person; acquire control over any other firm, financial institution, corporation or organization; or create any subsidiary; or acquire, lease, sell, convey, transfer or dispose (or agree to acquire, lease, sell, convey, transfer, or dispose) in any way any assets or any rights thereof of FNB to any party other than Tower or an affiliate of Tower unless the failure to do so shall, in the good faith judgment of the FNB board of directors, after receipt of written advice of counsel, constitute a breach of fiduciary duty by FNB’s directors under the laws of the Commonwealth of Pennsylvania;

(r)                                    Enter into, grant, approve or extend any loan, credit facility, line of credit, or letter of credit in excess of $1,000,000.00 for an owner occupied residential first mortgage loan not with an Affiliate of FNB or $700,000.00 for all other transactions; or

(s)                                  Agree to do any of the foregoing.

Section 5.02 – Conduct of Tower’s Business.

Tower shall, and shall cause each Tower Subsidiary to, use its reasonable good faith efforts to preserve its business organization intact, maintain good relationships with employees, and preserve the good will of customers of Tower or the Tower Subsidiaries and others with whom business relationships exist.  Through the Closing Date, except as otherwise consented to in writing by FNB or as permitted by this Agreement, Tower shall not, and shall not permit any Tower Subsidiary to:

(a)                                  Change any provision of its articles of incorporation or of its bylaws during the period commencing on the date of this Agreement and ending on the Effective Date except as required by law, this Agreement or to effectuate the Contemplated Transactions;

(b)                                 Declare, set aside or pay any cash dividends to Tower Shareholders except quarterly cash dividends in amounts not to exceed $0.30 per share for the third and fourth quarters of 2005 and for the first and second quarters of 2006, or other cash distribution in respect of capital stock;

(c)                                  Take any action which would result in any of the conditions set forth in Article VI hereof not being satisfied, except as may be required by applicable law and after written notification to FNB;

(d)                                 Change any method, practice, or principle of accounting, except as may be required from time to time by law or changes in GAAP or by any Regulatory Authority;

(e)                                  Take any action that would preclude the Merger from qualifying as a reorganization within the meaning of Section 368 of the IRC;

(f)                                    Neither Tower nor any Tower Subsidiary, nor any executive officer or director of Tower or any Tower Subsidiary, nor any shareholder of Tower who may be deemed to be an “affiliate” (as that term is defined for the purposes of Rules 145 and 405 promulgated by the SEC under the Securities Act) of Tower, shall purchase or sell, or submit a bid to purchase or an offer to sell, directly or indirectly, any shares of Tower Common Stock or FNB Common Stock or any options, rights or other securities convertible into shares of Tower Common Stock or FNB Common Stock during the Determination Period; provided, however, that Tower may purchase shares of Tower Common Stock in the ordinary course of business of Tower during the Determination Period for the benefit of a Tower Benefit Plan; or

(g)                                 Agree to any of the foregoing.

Section  5.03 - Access; Confidentiality.

(a)                                  Through the Closing Date, each party hereto shall afford to the other, including its authorized agents and representatives, reasonable access to its and its Subsidiaries’ businesses, properties, assets, books and records, and personnel, at reasonable hours and after reasonable notice; and the officers of each party shall furnish the other party making such investigation, including its authorized agents and representatives, with such financial and operating data and other information with respect to such businesses, properties, assets, books and records, and personnel as the party making such investigation, or its authorized agents and representatives, shall from time to time reasonably request.

(b)                                 Each party hereto agrees that it, and its authorized agents and representatives, will conduct such investigation and discussions hereunder in a confidential manner and otherwise in a manner so as not to interfere unreasonably with the other party’s normal operations and customer and employee relationships.  Neither FNB, Tower, nor any of their respective subsidiaries, shall be required to provide access to or disclose information where such access or disclosure would violate or prejudice the rights of customers, jeopardize attorney-client privilege or similar privilege with respect to such information or contravene any law, rule, regulation, decree, order, fiduciary duty or agreement entered into prior to the date hereof.

Section  5.04 - Regulatory Matters.

Through the Closing Date:

(a)                                  Tower and FNB shall cooperate with one another in the preparation of the Registration Statement (including the Prospectus/Proxy Statement) and all Applications and the making of all filings for, and shall use their reasonable best efforts to obtain, as promptly as practicable, all necessary permits, consents, approvals, waivers and authorizations of all Regulatory Authorities necessary or advisable to consummate the Contemplated Transactions.  Tower and FNB shall each give the other reasonable time to review any Application to be filed by it prior to the filing of such Application with the relevant Regulatory Authority, and each shall consult the other with respect to the substance and status of such filings.

(b)                                 FNB and Tower shall each promptly furnish the other with copies of written communications to, or received by them from, any Regulatory Authority with respect to the Contemplated Transactions.

(c)                                  FNB and Tower shall cooperate with each other in the foregoing matters and shall furnish the other with all information concerning itself as may be necessary or advisable in connection with any Application or filing, including any report filed with the SEC, made by or on behalf of such party to or with any Regulatory Authority in connection with the Contemplated Transactions, and in each such case, the information shall be accurate and complete in all material respects.  In connection therewith, FNB and Tower shall use their reasonable good faith efforts to provide each other certificates, “comfort” letters and other documents reasonably requested by the other.

Section  5.05 - Taking of Necessary Actions.

Through the Closing Date, in addition to the specific agreements contained herein, each party hereto shall use reasonable best efforts to take, or cause to be taken by each of its Subsidiaries, all actions, and to do, or cause to be done by each of its Subsidiaries, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Contemplated Transactions including, if necessary, appealing any adverse ruling in respect of any Application.

Section  5.06 - No Solicitation.

FNB shall not, nor shall it authorize or permit any of its officers, directors, shareholders, or employees or any investment banker, financial advisor, attorney, accountant, or other representative retained by it to:

(a)                                  Initiate, solicit, encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes any Acquisition Proposal (as defined herein);

(b)                                 Enter into or maintain or continue discussions or negotiate with any person in furtherance of an Acquisition Proposal; or

(c)                                  Agree to or endorse any Acquisition Proposal;

unless the failure to do so shall, in the good faith judgment of the FNB board of directors, after receipt of written advice of counsel, shall constitute a breach of fiduciary duty of the directors under the laws of the Commonwealth of Pennsylvania.  FNB shall notify Tower as promptly as practicable (but in no event later than 2 Business Days), in reasonable detail, as to any inquiries and proposals which it or any of its representatives or agents may receive.

As used herein, the term “Acquisition Proposal” means a bona fide written proposal for: (A) a merger, consolidation or acquisition of all or substantially all the assets or liabilities of FNB, any FNB Subsidiary, or any other business combination involving FNB or any FNB Subsidiary; or (B) a transaction involving the transfer of beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 10% or more of the then outstanding shares of FNB Common Stock or the then outstanding shares of common stock of any FNB Subsidiary.

Section  5.07 - Update of Disclosure Schedules.

Through the Closing Date, FNB shall update the FNB Disclosure Schedule, and Tower shall update the Tower Disclosure Schedule, as promptly as practicable after the occurrence of any event which, if such event had occurred prior to the date hereof, would have been disclosed on such schedule.

Section  5.08 - Other Undertakings by Tower and FNB.

(a)                                  Undertakings of FNB.

(i)                                     Shareholder Approval.  As promptly as practicable after the Registration Statement becomes effective under the Securities Act, in accordance with the Exchange Act, applicable law, and this Agreement, FNB shall submit this Agreement to its shareholders for approval at the FNB Shareholders Meeting with the recommendation that its shareholders approve this Agreement and the Merger.

Notwithstanding the foregoing, the board of directors of FNB may withhold its recommendation or withdraw its recommendation to its shareholders only if (1) the board of directors shall be in receipt of a Superior Proposal, as defined below, and (2) the board of directors of FNB shall have determined that the failure to do so, after receipt of written advice of counsel, would constitute a breach of the FNB directors’ fiduciary duty under Pennsylvania Law.  FNB agrees that if the FNB board of directors fails to recommend or withdraws its recommendation to its shareholders regarding the Merger, and the shareholders subsequently fail to approve the Merger, the fee and provisions of Section 8.01(b) hereof will be applicable.

“Superior Proposal” means a bona fide written proposal or written offer (other than by another party hereto) for an Acquisition Proposal on terms which the board of directors of FNB concludes in good faith, based upon the advice of its financial advisors and after written advice from outside legal counsel, taking into account all the terms and conditions of the Acquisition Proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), the legal, financial and regulatory aspects of the proposal, FNB’s responsibilities under the BCL and the person making the proposal, are in the aggregate more favorable to all the shareholders of FNB than the Merger.

(ii)                                  Phase I Environmental Audit.  FNB shall permit Tower, if Tower elects to do so, at its own cost and expense, to cause a “phase I environmental audit” to be performed at any physical location owned or occupied by FNB or any FNB Subsidiary.  Tower must commence a “phase I environmental audit” within sixty (60) days of the date of this Agreement or Tower’s right to perform such an audit shall be waived. Tower shall provide written notice to FNB of its intention to conduct such an audit prior to commencing such audit.

(iii)                               Director Fee Continuation Agreements.  Prior to Closing, FNB and Bank shall have taken any and all actions required to fully accrue and account for all liabilities and obligations incurred as of the Effective Date for all director fee continuation agreements in effect on the date of this Agreement.

(iv)                              Prior to the Effective Date, each of FNB and its Subsidiaries shall, consistent with GAAP and applicable banking laws and regulations, modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices, including loan classifications and levels of reserves, so as to be applied on a basis that is consistent with that of Tower; provided, however, that no such modifications or changes need be made prior to the satisfactions of the conditions set forth in Sections 6.01(c) and 6.01(i); and further provided that in any event, no accrual or reserve made by FNB or any of its Subsidiaries pursuant to this Section 5.08(a)(iv) shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred.  The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as a concurrence of FNB or its management with any such adjustments.

(b)                                 Undertakings of Tower and FNB.

(i)                                     Filings and Approvals. Tower and FNB shall cooperate with each other in the preparation and filing, as soon as practicable, of:

(A)                              The Applications;

(B)                                The Registration Statement (including the Prospectus/Proxy Statement) and related filings, if any, under state securities laws relating to the Merger; and

(C)                                All other documents necessary to obtain any other approvals and consents required to effect consummation of the Contemplated Transactions.

(ii)                                  Public Announcements.  Tower and FNB shall consult upon the form and substance of any press release related to this Agreement and the Contemplated Transactions, but nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which its counsel deems necessary under applicable law.

(iii)                               Maintenance of Insurance.  Tower and each Tower Subsidiary, and FNB and each FNB Subsidiary, shall maintain insurance in such amounts as Tower and FNB, respectively, believe are reasonable to cover such risks as are customary in relation to the character and location of its and their respective Subsidiaries’ properties and the nature of its and their respective Subsidiaries’ businesses.

(iv)                              Maintenance of Books and Records. Tower and each Tower Subsidiary, and FNB and each FNB Subsidiary, shall maintain books of account and records on a basis consistent with past practice.

(v)                                 Taxes.  Tower and each Tower Subsidiary, and FNB and each FNB Subsidiary, shall file all federal, state, and local tax returns required to be filed by it on or before the date such returns are due, including any extensions, and pay all taxes shown to be due on such returns on or before the dates such payments are due, except those being contested in good faith.

(vi)                              In-House Operations.  After the Effective Date but no later than ninety (90) days after the Effective Date, Tower and FNB shall, subject to applicable legal requirements, cooperate with each other, and in the interest of an orderly, cost-effective consolidation of operations and in the sole determination of Tower, terminate any in-house back office, support, processing or other operational activities or services of FNB or any FNB Subsidiary, including without limitation accounting, loan processing and deposit services, and substitute a contract or arrangement between Tower or any Tower Subsidiary (as Tower shall select) and FNB for the provision of similar services to FNB or any FNB Subsidiary.

(vii)                           Delivery of Financial Statements.  FNB shall deliver to Tower, the FNB Financials by each respective delivery date, which financial statements shall fairly present, in all material respects, its consolidated financial condition, results of operations for the periods then ended in accordance with GAAP, subject to year-end audit adjustments and footnotes.

(viii)                        Delivery of SEC or Regulatory Filings and Documents.  Tower and FNB shall each deliver to the other copies of all Securities Documents filed with the SEC or reports filed with Regulatory Authorities promptly upon the filing thereof.

(c)                                  Undertakings of Tower.

(i)                                     Shareholder Approval.  As promptly as practicable after the Registration Statement becomes effective under the Securities Act, in accordance with the Exchange Act, applicable law, and this Agreement, Tower shall submit this Agreement to its shareholders for approval at the Tower Shareholders Meeting with the recommendation that its shareholders approve this Agreement and the Merger.

(ii)                                  Subject to Tower’s articles of incorporation, bylaws, eligibility requirements of any Regulatory Authority relating to Tower and continuing fiduciary duties of the Tower board of directors, Tower shall renominate one (1) FNB Nominee whose term expires at the 2006 Annual Meeting of Shareholders of Tower for one additional three (3) year term.

(iii)                               Employees, Severance Policy.

(A)                              Subject to Tower’s usual personnel and qualification policies, Tower will endeavor to continue the employment of all current FNB employees in positions that will contribute to the successful performance of the combined organization.  If that is impracticable or if Tower elects to eliminate a position or does not offer the employee comparable employment (i.e., a position of substantially similar job descriptions or responsibilities at substantially the same salary level), then Tower will make severance payments to the displaced employee as set forth in this Section 5.08(c)(iii).

(B)                                Tower will grant an eligible exempt employee two weeks of severance pay for each year of service with a minimum of four (4) weeks up to a maximum of twenty-six (26) weeks of severance pay. Tower will grant an eligible non-exempt employee one week of severance pay for each year of service with a minimum of four (4) weeks up to a maximum of twenty-six (26) weeks of severance pay.

(C)                                All employees of FNB or of any FNB Subsidiary on the date hereof will be eligible for severance benefits as set forth in this Section 5.08(c)(iii), except that no employee of FNB or of any FNB Subsidiary who shall receive any severance benefits as provided hereunder shall also be eligible for any payment or benefit pursuant to any “change in control” agreement, employment agreement, salary continuation agreement or similar plan or right.

(D)                               Each person eligible for severance benefits as set forth in this Section 5.08(c)(iii) will remain eligible for such benefits if his or her employment is terminated, other than for “cause,” or voluntarily terminates his or her employment after being offered a position that is not “comparable employment” as defined in Section 5.08(c)(iii)(A) above, within twelve months after the Effective Date.  Any person whose employment with Tower or any Tower Subsidiary is terminated without “cause” after twelve months from the Effective Date shall receive such severance benefit from Tower or such Tower Subsidiary as is provided for in Tower’s general severance policy for such terminations (with full credit being given for each year of service with FNB or any FNB Subsidiary).

(E)                                 For purposes of this Section 5.08(c)(iii), “cause” means the employer’s good faith reasonable belief that the employee (1) committed fraud, theft or embezzlement; (2) falsified corporate records; (3) disseminated confidential information concerning customers, Tower, any Tower Subsidiary or any of its or their employees in violation of any applicable confidentiality agreement or policy; or (4) failed to adequately perform their duties as an employee.

(iii)  Employee Benefits.

(A)                              As of the Effective Date, each employee of FNB or of any FNB Subsidiary who becomes an employee of Tower or of any Tower Subsidiary shall be entitled to full credit for each year of service with FNB or any FNB Subsidiary for purposes of determining eligibility for participation and vesting, but not benefit accrual, in Tower’s, or as appropriate, in the Tower Subsidiary’s, employee benefit plans, programs and policies.  Tower shall use the original date of hire by FNB or a FNB Subsidiary in making these determinations.

(B)                                Subject to the other provisions of this Section 5.07(c)(iii) after the Effective Date, Tower may discontinue, amend, convert to, or merge with, a Tower or Tower Subsidiary plan any FNB Benefit Plan, subject to the plan’s provisions and applicable law.

(iv)                              Indemnification, Insurance.

(A)                              For six (6) years after the Effective Date (except as described below), Tower shall indemnify, defend and hold harmless the present and former directors and officers of FNB and Bank (each, an “Indemnified Party”) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Date (and also advance expenses incurred) to the extent permitted by Tower’s articles of incorporation, and bylaws, and applicable law, excepting liability for fraud, deception, intentional misrepresentation, intentional action, or self dealing; provided, however, that Tower shall not have an obligation hereunder to any

Indemnified Party when and if a court of competent jurisdiction or Regulatory Authority shall ultimately determine, and such determination shall become final and non-appealable, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law or the Regulatory Authority.

(B)                                For a period of three (3) years following the Effective Date, Tower shall pay the premiums for a director and officer liability insurance tail policy for the directors and officers of FNB and Bank as of the Effective Date and for all former directors and officers of FNB and Bank, if insurable by an insurance carrier within the financial limitations of this Section 5.07(c)(iv), with conditions and terms substantially comparable to the director and officer liability policy of FNB as of the date of this Agreement, so long as the policy can be obtained at a cost not in excess of 150% of the rate for such director and officer liability insurance tail policy, in effect as of the date of this Agreement.  In the event Tower is unable to obtain a director and officer liability insurance tail policy at a cost not in excess of 150% of such rate, Tower shall obtain a director and officer liability insurance tail policy with the maximum coverage reasonably available for a cost that is equal to 150% of the rate.

(v)                                 Reorganization.  Through the Closing Date, Tower shall not take any action that would preclude the Merger from qualifying as a reorganization within the meaning of IRC Section 368.

(vi)                              Conduct of Tower’s and Greencastle’s Business.  Through the Closing Date, Tower and Greencastle shall use their reasonable good faith efforts to preserve their business organizations intact, maintain good relationships with employees, and preserve the good will of their customers and others with whom business relationships exist.

ARTICLE VI - CONDITIONS

Section 6.01 - Conditions to FNB’s Obligations under this Agreement.

The obligations of FNB hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by FNB pursuant to Section 8.03 hereof:

(a)                                  Corporate Proceedings.  All action required to be taken by, or on the part of, Tower to authorize the execution, delivery and performance of this Agreement, and the consummation of the Contemplated Transactions, shall have been duly and validly taken by Tower, and FNB shall have received certified copies of the resolutions evidencing such authorizations.

(b)                                 Covenants; Representations.  The obligations of Tower and Greencastle required by this Agreement to be performed by Tower and Greencastle at or prior to the Closing Date shall have been duly performed and complied with in all material respects; and the representations and warranties of Tower set forth in this Agreement shall be true and correct in all material respects, as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty which specifically relates to an earlier date and except as to any representation or warranty to the extent the breach of such representation or warranty does not have a Material Adverse Effect.

(c)                                  Approvals of Regulatory Authorities.  Procurement by FNB and Tower of all requisite approvals and consents of Regulatory Authorities and the expiration of the statutory waiting period or periods relating thereto for the Contemplated Transactions.

(d)                                 No Injunction.  There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the Contemplated Transactions.

(e)                                  Officer’s Certificate.  Tower shall have delivered to FNB a certificate, dated the Closing Date and signed, without personal liability, by its Chairman or President, to the effect that the conditions set forth in subsections (a) through (d) and (h) of this Section 6.01 have been satisfied.

(f)                                    Registration Statement.  The Registration Statement shall be effective under the Securities Act, and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; and all approvals deemed necessary by Tower’s counsel from state securities or “blue sky” authorities with respect to the transactions contemplated by this Agreement shall have been obtained.

(g)                                 Tax Opinion.  FNB shall have received an opinion of Ober | Kaler, special counsel to FNB, or Smith Elliott Kearns and Company, LLC, FNB’s independent certified public accountants, dated the Closing Date, to the effect that (a) the Merger constitutes a reorganization under Section 368(a) of the IRC, and (b) any gain realized in the Merger will be recognized only to the extent of cash or other property (other than Tower Common Stock) received in the Merger, including cash received in lieu of fractional share interests; in rendering their opinion, such counsel may require and rely upon representations and reasonable assumptions, including those contained in certificates of officers of FNB, Tower, and others.

(h)                                 Approval by Tower’s Shareholders.  This Agreement shall have been approved by the shareholders of Tower by such vote as is required by the BCL and the articles of incorporation and bylaws of Tower.

(i)                                     Approval by FNB’s Shareholders.  This Agreement shall have been approved by the shareholders of FNB by such vote as is required by the BCL and the articles of incorporation and bylaws of FNB.

(j)                                     Other Documents.  FNB shall have received such other certificates, documents or instruments from Tower or its officers or others as FNB shall have reasonably requested in connection with accounting or income tax treatment of the Contemplated Transactions, or related securities law compliance.

(k)                                  Illegality.  No statute, rule, or regulation shall have been enacted, entered, promulgated or enforced by any governmental authority that prohibits, restricts or makes illegal the consummation of the Contemplated Transactions.

(l)                                     Legal Opinion.  FNB shall have been furnished with an opinion of Tower’s legal counsel, dated the Closing Date, addressed to FNB, substantially to the effect set forth in Exhibit B.  Such opinion may (i) expressly rely as to matters of fact upon certificates furnished by appropriate officers of Tower or any Tower Subsidiary or appropriate governmental authorities; and (ii) in the case of matters of law governed by the laws of the state in which they are not licensed, reasonably rely upon the opinions of legal counsel duly licensed in such states and may be limited, in any event, to United States federal law, and the laws of the Commonwealth of Pennsylvania.

(m)                               No Material Adverse Effect.  No change in the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent or otherwise), operations, liquidity, income, or financial condition of Tower or any of the Tower Subsidiaries shall have occurred since the date of this Agreement, which has had, or would reasonably be likely to have, a Material Adverse Effect.

Section 6.02 - Conditions to Tower’s Obligations under this Agreement.

The obligations of Tower hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by Tower pursuant to Section 8.03 hereof:

(a)                                  Corporate Proceedings.  All action required to be taken by, or on the part of, FNB and Bank to authorize the execution, delivery and performance of this Agreement, and the consummation of the Contemplated Transactions, shall have been duly and validly taken by FNB and Bank, respectively, and Tower shall have received certified copies of the resolutions evidencing such authorizations.

(b)                                 Covenants; Representations.  The obligations of FNB and Bank required by this Agreement to be performed by FNB and Bank at or prior to the Closing Date shall have been duly performed and complied with in all material respects; and the representations and warranties of FNB set forth in this Agreement shall be true and correct in all material respects, as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty which specifically relates to an earlier date and except as to any representation or warranty to the extent the breach of such representation or warranty does not have a Material Adverse Effect.

(c)                                  Approvals of Regulatory Authorities.  Procurement by Tower and FNB of all requisite approvals and consents of Regulatory Authorities and the expiration of the statutory waiting period or periods relating thereto for the Contemplated Transactions; and no such approval or consent shall have imposed any condition or requirement that, in the reasonable opinion of the Board of Directors of Tower, would so materially and adversely impact the economic or business benefits to Tower of the Contemplated Transactions and render consummation of the Merger inadvisable.

(d)                                 No Injunction.  There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the Contemplated Transactions.

(e)                                  Officer’s Certificate.  FNB shall have delivered to Tower a certificate, dated the Closing Date and signed, without personal liability, by its Chairman or President, to the effect that the conditions set forth in subsections (a) through (d) and (h) of this Section 6.02 have been satisfied.

(f)                                    Registration Statement.  The Registration Statement shall be effective under the Securities Act, and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; and all approvals deemed necessary by Tower’s counsel from state securities or “blue sky” authorities with respect to the transactions contemplated by this Agreement shall have been obtained.

(g)                                 Tax Opinion or Letter.  Tower shall have received an opinion of Shumaker Williams, P.C., special counsel to Tower, or a letter from Smith Elliott Kearns and Company, LLC, Tower’s independent certified public accountants, dated the Closing Date, to the effect that (a) the Merger constitutes a reorganization under Section 368(a) of the IRC, and (b) any gain realized in the Merger will be recognized only to the extent of cash or other property (other than Tower Common Stock) received in the Merger, including cash received in lieu of fractional share interests; in rendering their opinion, such counsel or firm may require and rely upon representations and reasonable assumptions, including those contained in certificates of officers of FNB, Tower and others.

(h)                                 Approval by FNB’s Shareholders.  This Agreement shall have been approved by the shareholders of FNB by such vote as is required by the BCL and the articles of incorporation and bylaws of FNB.

(i)                                     Approval by Tower’s Shareholders.  This Agreement shall have been approved by the Shareholders of Tower by such vote as is required by the BCL and the articles of incorporation and bylaws of Tower.

(j)                                     Dissenters’ Rights. Holders of no more than ten percent (10%) of the issued and outstanding shares of FNB Common Stock shall have exercised their statutory appraisal or Dissenters’ Rights and holders of no more than five percent (5%) of the issued and outstanding shares of Tower Common Stock shall have exercised their statutory appraisal or Dissenters’ Rights.

(k)                                  Other Documents.  Tower shall have received such other certificates, documents or instruments from FNB or its officers or others as Tower shall have reasonably requested in connection with accounting or income tax treatment of the Contemplated Transactions, or related securities law compliance.

(l)                                     Phase I Environmental Audit Results.  The results of any Phase I environmental audit conducted pursuant to Section 5.08(a)(ii) hereof shall not result in a Material Adverse Effect on FNB; provided, however that (i) any such environmental audit must be initiated within sixty (60) days of the date of this Agreement and (ii) Tower must terminate or irrevocably waive its right to terminate the Agreement for failure of the condition set forth in this Section 6.02(m) within thirty (30) days of receiving the results of such environmental audit.

(m)                               Director Fee Continuation Agreements.  FNB and Bank shall have completed and fully satisfied their obligations as set forth in Section 5.08(a)(iii) of this Agreement.

(n)                                 No Material Adverse Effect.  No change in the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent or otherwise), operations, business prospects, liquidity, income, or financial condition of FNB or any of the FNB Subsidiaries shall have occurred since the date of this Agreement, which has had, or would reasonably be likely to have, a Material Adverse Effect.

(o)                                 Voting Agreement.  In connection with the execution of this Agreement, each director, executive officer and shareholder owning ten percent (10%) or more of FNB Common Stock or any FNB Subsidiary shall have delivered to Tower an executed Voting Agreement in the form attached hereto as Exhibit A.

(p)                                 Affiliates Letter.  Tower shall have received from each director and executive officer of FNB an executed counterpart of an affiliate’s letter, in the form attached hereto as Exhibit C.

(q)                                 Landlord Consent.  Tower shall have received all consents and authorizations of landlords and other persons that are necessary to permit the Merger to be consummated without the violation of any lease or other material agreement to which FNB is a party or by which any of its properties are bound, except where failure to obtain such consent or authorization would be reasonably expected not to have a Material Adverse Effect.

(r)                                    Illegality.  No statute, rule or regulation shall have been enacted, entered, promulgated or enforced by any governmental authority that prohibits, restricts or makes illegal the consummation of the Contemplated Transactions.

(s)                                  Legal Opinion.  Tower shall have been furnished with an opinion of FNB’s legal counsel, dated the Closing Date, addressed to Tower, substantially to the effect set forth in Exhibit D.  Such opinion may (i) expressly rely as to matters of fact upon certificates furnished by appropriate officers of FNB or any FNB Subsidiary or appropriate governmental authorities; and (ii) in the case of matters of law governed by the laws of the state in which they are not licensed, reasonably rely upon the opinions of legal counsel duly licensed in such states and may be limited, in any event, to United States federal law, and the laws of the State of Maryland.

ARTICLE VII - TERMINATION

Section  7.01 - Termination.

This Agreement may be terminated on or at any time prior to the Closing Date:

(a)                                  By the mutual written consent of the Board of Directors of Tower and the Board of Directors of FNB;

(b)                                 By Tower or FNB:

(i)                                     If there shall have been any breach of any representation, warranty, or obligation of the other party hereto (subject to the same standards as set forth in Sections 6.01(b) or 6.02(b), as the case may be) and such breach cannot be, or shall not have been, remedied within 30 days after receipt by such party of written notice specifying the nature of such breach and requesting that it be remedied; provided, that, if such breach cannot reasonably be cured within such 30-day period but may reasonably be cured within 60 days, and such cure is being diligently pursued, no such termination shall occur prior to the expiration of such 60-day period;

(ii)                                  If the Closing Date shall not have occurred prior to May 31, 2006 (except that if the Closing Date shall not have occurred by such date because of a breach of this Agreement by a party hereto, such breaching party shall not be entitled to terminate this Agreement in accordance with this provision);

(iii)                               If any Regulatory Authority whose approval or consent is required for consummation of the Contemplated Transactions shall issue a definitive written denial of such approval or consent and the time period for appeals and requests for reconsideration has run; or

(iv)                              If the Tower shareholders or FNB shareholders vote but fail to approve the Merger at the Tower Shareholders Meeting or FNB Shareholders Meeting.

(c)                                  By FNB no later than 5:00 p.m. prevailing Eastern Time on the Business Day immediately preceding the Closing Date, following a determination that the conditions described in subsection (a) of Exhibit 7.01(c) attached hereto have been met.

(d)                                 By Tower if FNB or any FNB Subsidiary enters into any definitive term sheet, letter of intent, agreement or similar type agreement with a view to being acquired by, or effecting a business combination with, any other person other than Tower; or any agreement to merge, consolidate, to combine or to sell a material portion of its assets or to be acquired in any other manner by any other person or to acquire a material amount of assets or a material equity position in any other person, whether financial or otherwise.

(e)                                  By FNB if FNB or any FNB Subsidiary enters into any transaction described in (d) above after receipt of written advice of counsel that failure to do so shall constitute a breach of fiduciary duty by FNB’s directors under the laws of the Commonwealth of Pennsylvania.

(f)                                    By FNB if Tower or any Tower Subsidiary enters into any definitive term sheet, letter of intent, agreement or similar type of agreement with a view to being acquired by, or effecting a business combination, as a result of which Tower is not the surviving entity or Tower’s directors as of the date of this Agreement do not comprise the majority of the surviving entity’s board of directors, with any person other than FNB and the FNB board of directors determines that, with written advice of counsel, such transaction is not in the best interests of the FNB Shareholders. Provided, however, FNB must exercise the termination option under this subsection 7.01(f) within thirty (30) calendar days after Tower files a Form 8-K regarding events triggering the termination option.

(g)                                 By Tower if the FNB board of directors withdraws, changes, or modifies its recommendation to its shareholders in any manner adverse to Tower regarding this Agreement or the Merger.

 Section  7.02 - Effect of Termination.

If this Agreement is terminated pursuant to Section 7.01 hereof or otherwise, this Agreement shall forthwith become void, other than Sections 8.01 hereof which shall remain in full force and effect, and there shall be no further liability on the part of Tower or FNB to the other, except for any liability of Tower or FNB under such sections of this Agreement and except for any liability arising out of a willful breach of this Agreement giving rise to such termination.

ARTICLE VIII - MISCELLANEOUS

Section  8.01 - Expenses and Other Fees.

(a)                                  Except as set forth in Section 8.01(b), each party hereto shall bear and pay all costs and expenses incurred by it in connection with the Contemplated Transactions, including fees and expenses of its own financial consultants, accountants and counsel. For the purpose of this Section, the costs of printing and distribution of the Prospectus/Proxy Statement shall be proportionally borne by the parties.

(b)                                 If within 300 days after FNB fails to complete the Merger or fails to obtain approval of the Merger at the FNB Shareholders’ Meeting, whichever occurs first, after the occurrence of one of the following events and Tower shall not be in material breach of this Agreement, FNB shall immediately pay Tower a fee of one million three hundred fifty thousand dollars ($1,350,000.00):

 (i)                                  A person or group (as those terms are defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder), other than Tower or an Affiliate of Tower:

(A)                              Acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 25% or more of the then outstanding shares of FNB Common Stock; or

(B)                                Enters into an agreement, letter of intent or memorandum of understanding with FNB pursuant to which such person or group or any affiliate of such person or group would:

(1)                                  Merge or consolidate, or enter into any similar transaction, with FNB;

(2)                                  Acquire all or substantially all of the assets or liabilities of FNB; or

(3)                                  Acquire beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 25% or more of the then outstanding shares of FNB Common Stock; or

(ii)                                  FNB authorizes, recommends or publicly proposes, or publicly announces an intention to authorize, recommend or propose, an agreement, letter of intent, or memorandum of understanding described in subsection (b)(i)(B) above; or

(iii)                               The FNB shareholders vote but fail to approve the Merger at the FNB Shareholders Meeting, or the FNB Shareholders Meeting is cancelled, if prior to the shareholder vote or cancellation:

(A)                              The FNB Board of Directors shall have withdrawn or modified its recommendation that FNB shareholders approve and adopt this Agreement;

(B)                                There has been an announcement by a person or group (as those terms are defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder), other than Tower or an Affiliate of Tower, of an offer or proposal to acquire 25% or more of the FNB Common Stock then outstanding, or to acquire, merge, or consolidate with FNB, or to purchase all or substantially all of FNB’s assets and, within eighteen (18) months of such announcement, FNB enters into an agreement with any person or group (or those terms as defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder) to acquire, merge, or consolidate with FNB or to purchase all or substantially all of FNB’s assets;

(C)                                Any one or more directors or executive officers of FNB or other persons who have signed a Voting Agreement have failed to maintain continued ownership of less than 90% of the shares of FNB Common Stock over which he, she or they exercise sole or shared voting power (as identified on his, her or their signed Voting Agreements), as required by such signed Voting Agreements, as of the date of the Voting Agreement; or

(D)                               Any director or executive officer of FNB or other person who has signed a Voting Agreement shall have failed to vote at the FNB Shareholders Meeting the shares of FNB Common Stock over which he or she exercises sole or shared voting power (as identified on his or her signed Voting Agreement), as required by such signed Voting Agreement.

(iv)                              This Agreement is terminated pursuant to Section 7.01 (d) or (e).

Section  8.02 - Non-Survival of Representations and Warranties; Disclosure Schedules.

All representations, warranties and, except to the extent specifically provided otherwise herein, agreements and covenants shall terminate on the Closing Date.  Without limiting the foregoing, Sections 1.02(d), (e) and (f), 2.07, 2.08, and 5.08(c)(ii), (iii), (iv), and (v) shall survive the Closing.

 Section  8.03 - Amendment, Extension and Waiver.

Subject to applicable law, at any time prior to the Closing Date, the parties may:

(a)                                  Amend this Agreement;

(b)                                 Extend the time for the performance of any of the obligations or other acts of either party hereto;

(c)                                  Waive any term or condition of this Agreement, any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; or

(d)                                 To the extent permitted by law, waive compliance with any of the agreements or conditions contained in Articles V and VI hereof or otherwise.

This Agreement may not be amended except by an instrument in writing signed, by authorized officers, on behalf of the parties hereto.  Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section  8.04 - Entire Agreement.

(a)                                  This Agreement, including the documents referred to herein or delivered pursuant hereto, contains the entire agreement and understanding of the parties with respect to its subject matter.  This Agreement supersedes all prior arrangements and understandings between the parties, both written and oral, with respect to its subject matter other than the Confidentiality Agreement, dated August 30, 2005.

(b)                                 This Agreement shall inure to the benefit of and be binding upon the parties hereto and its successors; provided, however, that nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities.

Section  8.05 - No Assignment.

Neither party hereto may assign any of its rights or obligations hereunder to any other person, without the prior written consent of the other party hereto.

Section  8.06 - Notices.

All notices or other communications hereunder shall be in writing and shall be deemed given upon delivery if delivered personally, two business days after mailing if mailed by prepaid registered or certified mail, return receipt requested, or upon confirmation of good transmission if sent by telecopy, addressed as follows:

(a)                                  If to Tower, to:

Jeffrey B. Shank

President and Chief Executive Officer

Tower Bancorp, Inc.

40 Center Square

P.O. Box 8

Greencastle, PA  17225

Fax:                           (717) 597-0451

with a copy to:

Nicholas Bybel, Jr., Esquire

Shumaker Williams, P.C.

3425 Simpson Ferry Road

Camp Hill, PA  17011

Fax:  (717) 909-1633

(b)                                 If to FNB, to:

John C. Duffey

President and Chief Executive Officer

FNB Financial Corporation

101 Lincoln Way West

McConnellsburg, PA 17233

Fax:   (717) 485-3570

with a copy to:

Frank C. Bonaventure, Jr., Esquire

Ober | Kaler

120 East Baltimore Street

Suite 800

Baltimore, MD 21202

Fax:  (443) 263-7505

Section  8.07 - Disclosure Schedules.

Information contained on either the FNB Disclosure Schedule or the Tower Disclosure Schedule shall be deemed to cover the express disclosure requirement contained in a representation or warranty of this Agreement and any other representation or warranty of this Agreement of such party where it is readily apparent it applies to such provision. The mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is or could result in a Material Adverse Effect.

Section  8.08 - Tax Disclosure.

Notwithstanding anything else in this Agreement to the contrary, each party hereto (and each employee, representative or other agent of any party) may disclose to any and all persons, without limitation of any kind, the federal income tax treatment and federal income tax structure of any and all transaction(s) contemplated herein and all materials of any kind (including opinions or other tax analyses) that are or have been provided to any party (or to any employee, representative, or other agent of any party) relating to such tax treatment or tax structure; provided, however, that this authorization of disclosure shall not apply to restrictions reasonably necessary to comply with Securities Laws. This authorization of disclosure is not effective until the earlier of (i) the date of the public announcement of discussions relating to the Contemplated Transactions, (ii) the date of the public announcement of the Contemplated Transactions, or (iii) the date of execution of an agreement (with or without conditions) to enter into the Contemplated Transactions.

Section  8.09 - Captions.

The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

Section  8.10 - Counterparts.

This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

Section  8.11 - Severability.

If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

Section  8.12 - Governing Law.

This Agreement shall be governed by and construed in accordance with the domestic internal law of the Commonwealth of Pennsylvania.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

TOWER BANCORP, INC.
ATTEST:

By
, Secretary		Jeffrey B. Shank
President and Chief Executive Officer

ATTEST:	FNB FINANCIAL CORPORATION

By
, Secretary		John C. Duffey
President and Chief Executive Officer

EXHIBIT 7.01(c)

Termination Provision

(a)           FNB shall have the right to terminate the Agreement in accordance with Section 7.01(c) if both:

(i) the Average Closing Price is less than $36.02; and

(ii) the Tower Ratio is less than the Index Ratio by more than 10%.

(b)           For purposes of this Schedule 7.01(c), the following terms shall have the meanings indicated:

“Determination Period Peer Bank Index Value” shall mean the average of the Peer Bank Index Values for each of the days in the Determination Period.

“Index Ratio” shall mean the quotient (multiplied by 100 to express such quotient as a percentage) obtained by dividing the Determination Period Peer Bank Index Value by the Starting Date Peer Bank Index Value.

“Peer Bank Group” shall mean the SNL Bank Index of Banks with Assets Less Than $500 Million.

“Peer Bank Index Value” shall mean the index value for the Peer Bank Group as reported by SNL Financial LC.

“Starting Date” shall mean September 21, 2005.

“Starting Date Peer Bank Index Value” shall mean the Peer Bank Index Value on the Starting Date, which by agreement of the parties hereto is determined to be $843.27.

“Starting Date Price” shall mean the market value of a share of Tower Common Stock on the Starting Date, which by agreement of the parties hereto is determined to be $45.02.

“Tower Ratio” shall mean the quotient (multiplied by 100 to express such quotient as a percentage) obtained by dividing the Average Closing Price by the Starting Date Price.

(c)           If any company within the Peer Bank Group or Tower effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company or Tower shall be appropriately adjusted for purposes of this Schedule 7.01(c).